Exhibit 10(a)

Execution Copy

$400,000,000

BRIDGE LOAN AGREEMENT

Dated as of August 28, 2006

by and among

BRINKER INTERNATIONAL, INC.,
as Borrower,

BRINKER RESTAURANT CORPORATION,
as Guarantor,

CITIBANK, N.A.,
as Administrative Agent,

and

CITIGROUP GLOBAL MARKETS INC. and
J.P. MORGAN SECURITIES, INC.,
as Joint Lead Arrangers
and Bookrunners

i

EXHIBITS:

A	Form of Note
B	Form of Notice of Borrowing
C	Form of Assignment
D	Form of Opinion of Counsel for the Borrower and the Guarantor
E	Form of Opinion of Special Counsel to the Administrative Agent
F	Form of U.S. Tax Compliance Certificate

SCHEDULES:

Schedule I	-	Bank and Administrative Agent Addresses
Schedule II	-	Borrower and Guarantor Addresses
Schedule III	-	Permitted Liens
Schedule IV	-	Agreements Restricting Dividends and Certain Transfers
Schedule V	-	GAAP Exceptions
Schedule VI	-	Investments
Schedule VII	-	Permitted Debt

BRIDGE LOAN AGREEMENT (this “Agreement”), dated as of August 28, 2006, by and among BRINKER INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), BRINKER RESTAURANT CORPORATION, a Delaware corporation (the “Guarantor”), the financial institutions listed on the signature pages hereof (individually, a “Bank” and collectively, the “Banks”), and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Banks hereunder.

The Borrower has requested that the Banks make loans to it in an aggregate principal amount not exceeding $400,000,000 for the general corporate purposes of the Borrower and to finance the purchase by the Borrower of its shares, and the Banks are prepared to make such loans upon and subject to the terms and conditions hereof.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the introduction hereto.

“Affiliate” means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person.  For the purposes of this definition, the terms “control”, “controlled by” and “under common control with”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Subsidiary of a Person is an Affiliate of that Person.

“Agreement” has the meaning specified in the introduction hereto.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Loan, and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, at any time, the following percentages determined as a function of the Rating Level at such time:

	Rating Level 1	Rating Level 2	Rating Level 3	Rating Level 4	Rating Level 5
Eurodollar Rate Loan	0.35%	0.45%	0.55%	0.65%	1.000%
Base Rate Loan	0.00%	0.00%	0.00%	0.00%	0.00%

“Applicable Usury Laws”, as used in Section 10.08 of this Agreement and elsewhere in the Credit Documents, means the Texas Finance Code, any other law of the State of Texas or any applicable Federal law to the extent that it permits Banks to contract for, charge, reserve or receive a greater amount of interest than under the Texas Finance Code or other laws of the State of Texas.

“Assignment” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit C.

“Banks” has the meaning specified in the introduction hereto.

“Base Rate” means, for any day, a fluctuating interest rate per annum in effect from time to time which rate per annum shall at all times be equal to the higher of:

(a)           the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s base rate; and

(b)           the Federal Funds Rate for such day plus ½ of 1% per annum.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan which bears interest as provided in Section 2.09(a)(i).

“Board” means, as to any Person, the Board of Directors of the Person or the Executive Committee thereof.

“Borrower” has the meaning specified in the introduction hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type to the Borrower made by each of the Banks pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized to close in Dallas, Texas or New York City, New York and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the interbank eurodollar market.

“Capitalized Lease” means at any time, a lease with respect to which the lessee thereunder is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Person for any period of determination, the amount of the obligations of such Persons under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Citibank” means Citibank, N.A.

“Code” means, as appropriate, the Internal Revenue Code of 1986, as amended, or any successor Federal tax code, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

“Commitment” of any Bank means at any time the amount set forth on the signature pages opposite such Bank’s name on the signature pages hereof or in an Assignment, as such amount may be terminated or reduced pursuant to Section 2.07, Section 8.01 or Section 10.06.

“Confidential Information” has the meaning specified in Section 10.12.

“Consolidated” refers to the consolidation of the accounts of any Person and its Subsidiaries in accordance with GAAP.

“Controlled Group” means any group of organizations within the meaning of Section 414(b), (c), (m), or (o) of the Code of which the Borrower or its Subsidiaries is a member.

“Corporate Franchise” means the right or privilege granted by the state or government to the Person forming a corporation, and their successors, to exist and do business as a corporation and to exercise the rights and powers incidental to that form of organization or necessarily implied in the grant.

“Credit Documents” means this Agreement, the Notes, and each other agreement, instrument or document executed by the Borrower or the Guarantor at any time in connection with this Agreement.

“Debt” means, in the case of any Person, without duplication, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) Capitalized Lease Obligations, and (iv) obligations of such Person under or relating to letters of credit or guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii) of this definition.  For the purposes of this Agreement, the term Debt shall not include any obligation of the Borrower or the Guarantor incurred by entering into, or by guaranteeing, any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, foreign exchange transaction, currency swap or option or any similar transaction.

“Debt Issuance” means any long-term debt issuance in the capital markets by the Borrower consummated after the Effective Date.

“Debt to Cash Flow Ratio” has the meaning specified in Section 7.01(b).

“Default” means an event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in an

Assignment or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Drawdown Period” means the period of time commencing on the Effective Date and ending on December 29, 2006.

“EBIT” means for any period, the Consolidated earnings of a Person during such period from continuing operations, exclusive of gains on sales of assets not in the ordinary course of business (to the extent such gains are included in earnings from continuing operations) and extraordinary items, as determined under GAAP, but without deducting federal, state, foreign and local income taxes and Interest Expense.

“EBITDA” means, for any period, the Consolidated earnings of a Person during such period from continuing operations, exclusive of gains on sales of assets not in the ordinary course of business (to the extent such gains are included in earnings from continuing operations) and extraordinary items, as determined under GAAP, but without deducting federal, state, foreign and local income taxes, Interest Expense, depreciation and amortization.

“Effective Date” means the date that the Administrative Agent notifies the Borrower that the documents provided for in Section 3.01(a) shall have been received or waived.

“Eligible Assignee” means (i) a Bank or any affiliate of any Bank; (ii) a commercial bank or financial institution with an office in the United States of America acceptable to the Administrative Agent and the Borrower, such acceptance not to be unreasonably withheld; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $1,000,000,000, or any other Person, in each case, acceptable to the Borrower and the Administrative Agent in their discretion.

“Environment” shall have the meaning set forth in 42 U.S.C. §9601(8) (1982).

“Environmental Protection Statute” shall mean any United States of America local, state or federal, or any foreign, law, statute, regulation, order, consent decree or other Governmental Requirement arising from or in connection with or relating to the protection or regulation of the Environment, including, without limitation, those laws, statutes, regulations, orders, decrees and other Governmental Requirements relating to the disposal, cleanup, production, storing, refining, handling, transferring, processing or transporting of Hazardous Waste, Hazardous Substances or any pollutant or contaminant, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in an Assignment (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period, the offered rate for deposits in U.S. dollars for a period equal to or nearest the number of days in such Interest Period which appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on the date two Business Days prior to the first day of such Interest Period, provided, that (i) if such rates do not appear on such Telerate Page 3750, the “Eurodollar Rate” shall mean, for any Interest Period, the offered rate for deposits in U.S. Dollars for a period equal to or nearest the number of days in such Interest Period which appears on the Reuters Screen LIBO Page, and (ii) if such rate or rates do not appear on either Telerate Page 3750 or the Reuters Screen LIBO Page, the “Eurodollar Rate” shall mean, with respect to each day during such Interest Period, the rate per annum equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to the Administrative Agent by each Reference Bank as the rate at which U.S. Dollar deposits are offered to such Reference Bank by prime banks at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for a period approximately equal to the number of days in such Interest Period and in an amount comparable to the principal amount of the Loans.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means any Loan as to which the Borrower shall have selected an interest rate based upon the Eurodollar Rate as provided in Article II.

“Eurodollar Rate Reserve Percentage” of any Bank for any Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, the principal accounting officer, any vice president or assistant vice president with accounting or financial responsibilities, or the treasurer or any assistant treasurer of the Borrower.

“GAAP” means generally accepted accounting principles for financial reporting as in effect from time to time in the United States of America, applied on a consistent basis.

“Governmental Requirements” means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, Corporate Franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

“Guaranteed Obligations” means all obligations of the Borrower to the Banks and the Administrative Agent hereunder and under the Notes and any other Credit Document to which the Borrower is a party, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether now or hereafter existing.

“Guarantor” has the meaning specified in the introduction hereto.

“Hazardous Substance” shall have the meaning set forth in 42 U.S.C. §9601(14) and shall also include each other substance considered to be a hazardous substance under any Environmental Protection Statute.

“Hazardous Waste” shall have the meaning set forth in 42 U.S.C. §6903(5) and shall also include each other substance considered to be a hazardous waste under any Environmental Protection Statute (including, without limitation, 40 C.F.R. §261.3).

“Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the vested benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

“Interest Expense” means, with respect to any Person for any period of determination, its interest expense determined in accordance with GAAP, including, without limitation, all interest with respect to Capitalized Lease Obligations and all capitalized interest, but excluding deferred financing fees.

“Interest Payment Dates” means, with respect to each Loan, the earlier of (i) the last day of the applicable Interest Period related to such Loan, (ii) the Maturity Date, (iii) the date of demand therefor with respect to interest accruing under Section 2.12(f), and (iv) the date of any prepayment of any Loan, whether or not such prepayment is otherwise permitted hereunder.

“Interest Period” means with respect to any Loan:

(a)           if such Loan is a Eurodollar Rate Loan, the period commencing on the date of such Loan or on the last day of the immediately preceding Interest Period applicable to such Loan, as the case may be, and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one (1), two (2) or three (3) months thereafter, as the Borrower may select, and

(b)           if such Loan is a Base Rate Loan, the period commencing on the date of such Loan or on the last day of the immediately preceding Interest Period applicable to such Loan, as the case may be, and ending ninety (90) days later or, if earlier, on the Maturity Date or the date of the prepayment of such Loan;

in each case, as selected by the Borrower, as provided in Section 2.02.  Notwithstanding the foregoing, however:

(i)            if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Rate Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period for any Loan that would otherwise end later than the Maturity Date shall end on the Maturity Date; and

(iii)          Interest Periods commencing on the same date for Loans comprising the same Borrowing shall be of the same duration.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of an Interest Period.  The Administrative Agent shall promptly advise each Bank in writing of each Interest Period so selected by the Borrower with respect to each Borrowing.

“Investments” has the meaning specified in Section 7.07.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement).

“Liquid Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are guaranteed or insured by, the United States of America or any agency or instrumentality thereof;

(b)           (i)  negotiable or nonnegotiable certificates of deposit, time deposits, bankers’ acceptances or other similar banking arrangements maturing within twelve (12) months from the date of acquisition thereof (“bank debt securities”), issued by (A) any Bank or any Affiliate of any Bank or (B) any other foreign or domestic bank, trust company or financial institution which has a combined capital surplus and undivided profit of not less than $100,000,000 or the U.S. Dollar equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than “BB” (or the then equivalent) by the rating service of S&P or of Moody’s, (ii) commercial paper issued by (A) any Bank or any Affiliate of any Bank or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-2” (or the then equivalent) by the rating service of S&P or not less than “P-2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower or the Guarantor, (iii) debt or other securities issued by (A) any Bank or Affiliate of any Bank or (B) or any other Person, if at the time of purchase such Person’s debt or equity securities are rated not less than “BB” (or the then equivalent) by the rating service of S&P or of Moody’s, or upon the discontinuance of both such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower or the Guarantor and (iv) marketable securities of a class registered pursuant to Section 12(b) or (g) of the Exchange Act;

(c)           repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who has a combined capital surplus and undivided profit of not less than $100,000,000 or the U.S. Dollar equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than “BBB” (or the then equivalent) by the rating service of S&P or of Moody’s, or upon the discontinuance of both such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower or the Guarantor; and

(d)           shares of any mutual fund registered under the Investment Company Act of 1940, as amended, which invests solely in underlying securities of the types described in clauses (a), (b) and (c) above.

“Loan” means a loan by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Loan.

“Majority Banks” means (a) Banks holding more than fifty percent (50%) of the then aggregate unpaid principal amount of the Loans held by the Banks, or, if no such principal amount is then outstanding, Banks having more than fifty percent (50%) of the Commitments or (b) if and for so long as Citibank and JPMCB are the sole Banks, both Banks.

“Material Adverse Effect” means, relative to any occurrence whatsoever, any effect which (a) is material and adverse to the financial condition or business operations of the Borrower and its Subsidiaries, on a Consolidated basis, or (b) adversely affects the legality, validity or enforceability of this Agreement or any Note, or (c) causes a Default or an Event of Default.

“Maturity Date” means the earlier of (a) the first anniversary of the Effective Date and (b) the date that is three Business Days following the date of the Debt Issuance; provided, that if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” shall mean at the particular time in question the maximum non-usurious rate of interest which, under Applicable Usury Law, may then be contracted for, taken, reserved, charged or received under this Agreement, the Notes or under any other agreement entered into in connection with this Agreement or the Notes.  If such maximum non-usurious rate of interest changes after the date hereof, the Maximum Rate shall, from time to time, be automatically increased or decreased, as the case may be, as of the effective date of each change in such maximum rate, in each case without notice to Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, at any time, the rating of the Borrower’s senior unsecured, long-term, non-credit-enhanced indebtedness for borrowed money then most recently announced by Moody’s.

“Net Worth” of any Person means, as of any date of determination, the excess of total assets of such Person over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP.

“Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Obligated Party” has the meaning specified in Section 4.03.

“Other Taxes” has the meaning specified in Section 2.17(b).

“PBGC” means the Pension Benefit Guaranty Corporation (and any successor thereto).

“Permitted Liens” means, with respect to any Person (except as to clause (h) below, which specifically refers to the Borrower and its Subsidiaries), Liens:

(a)           for taxes, assessments or governmental charges or levies on property of such Person incurred in the ordinary course of business to the extent not required to be paid pursuant to Sections 6.01 and 6.06;

(b)           imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings;

(c)           arising in the ordinary course of business (i) out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of such Person or (ii) which were not incurred in connection with the borrowing of money and do not in the aggregate materially detract from the value or use of the assets of the Borrower and its Subsidiaries in the operation of their business;

(d)           securing Debt existing on the date of this Agreement and listed on the attached Schedule III or reflected in the financial statements referenced in Section 5.04; provided, that, the Debt secured by such Liens shall not be renewed, refinanced or extended if the amount of such Debt so renewed is greater than the outstanding amount of such Debt on the date of this Agreement;

(e)           constituting easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

(f)            securing judgments against such Person which are being appealed;

(g)           on real property acquired by such Person after the date of this Agreement and securing only Debt of such Person incurred to finance the purchase price of such property; provided, that, any such Lien is created within one hundred eighty (180) days of the acquisition of such property; or

(h)           other than those Liens otherwise permitted above, Liens securing Debt of the Borrower and its Subsidiaries in an aggregate principal amount not in excess of five percent (5.0%) of the Borrower’s Net Worth, on a Consolidated basis, as reflected on the most recent financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks pursuant to Section 5.04 or 6.02.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee pension benefit plan within the meaning of Title IV of ERISA which is either (a) maintained for employees of the Borrower, of any Subsidiary of the Borrower, or of any member of the Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower, any Subsidiary of the Borrower or any member of the Controlled Group is at the time in question making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Rating” means the Moody’s Rating or the S&P Rating, as the case may be.

“Rating Level” refers to the Rating in effect during any Rating Level Period.

“Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:

(i)                                     “Rating Level 1 Period” means a period during which the Moody’s Rating is at or above A3 or the S&P Rating is at or above A-;

(ii)                                  “Rating Level 2 Period” means a period that is not a Rating Level 1 Period, during which the Moody’s Rating is at or above Baa1 or the S&P Rating is at or above BBB+;

(iii)                               “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period, during which the Moody’s Rating is at or above Baa2 or the S&P Rating is at or above BBB;

(iv)                              “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period, during which the Moody’s Rating is at or above Baa3 or the S&P Rating is at or above BBB-; and

(v)                                 “Rating Level 5 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period;

it being understood that, in application of the foregoing provisions, if the Moody’s Rating and the S&P Rating differ by one Rating Level, then the applicable Rating Level shall be based upon the Rating Level resulting from the higher of such ratings; and provided, that if the Moody’s Rating and the S&P Rating differ by more than one Rating Level, then the applicable Rating Level Period shall be one Rating Level higher than the Rating Level resulting from the application of the lower of such ratings (for which purposes Rating Level 1 is the highest and Rating Level 5 is the lowest); and provided, further, that any period during which there is no Moody’s Rating or there is no S&P Rating shall be a Rating Level 5 Period.

“Reference Banks” mean Citibank and JPMCB.

“Rent Expense” means, for any Person for any period of determination, such Person’s operating lease expense computed in accordance with GAAP, including, without limitation, all contingent rentals, but excluding all common area maintenance expenses.

“Reuters Screen LIBO Page” shall mean the display designated as page “LIBO” on the Reuter Monitor Money Rates Service or such other page as may replace the “LIBO” page on that service for the purpose of displaying London interbank offered rates of major banks.

“SEC” means the United States of America Securities and Exchange Commission (and any successor thereto).

“SEC Filing” means a report or statement filed with the SEC pursuant to Sections 13, 14, or 15(d) of the Exchange Act and the regulations thereunder.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act.

“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P” means Standard & Poors Rating Services or any successor thereto.

“S&P Rating” means, at any time, the rating of the Borrower’s senior unsecured, long term, non-credit-enhanced indebtedness for borrowed money then most recently announced by S&P.

“Subsidiary” means, as to any Person, any corporation, limited liability company, association or other business entity in which such Person or one or more of its Subsidiaries directly or indirectly through one or more intermediaries owns sufficient equity or voting interests to enable it or them (individually or as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a fifty percent (50%) interest in the profits or capital thereof is owned directly or indirectly by such Person, or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a direct or indirect Subsidiary of the Borrower.

“Taxes” has the meaning specified in Section 2.17(a).

“Telerate Page 3750” shall mean the display designated as page “3750” on the Telerate Service or such other page as may replace the “3750” page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30 day notice to the PBGC), or an event described in Section 4062(f) of ERISA, or (ii) the withdrawal of the

Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any member of the Controlled Group under Section 4064 of ERISA upon the termination of a Plan or Plan, or (iii) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Commitment” means, at any time, the aggregate amount of the Commitments of the Banks, as in effect at such time.

“Type” has the meaning set forth in the definition of the term “Loan” above.

“UFCA” means the Uniform Fraudulent Conveyance Act, as amended from time to time.

“UFTA” means the Uniform Fraudulent Transfer Act, as amended from time to time.

“U.S. Dollars” and “$” mean the lawful currency of the United States of America.

Section 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.03.  Accounting Terms.  All accounting and financial terms not specifically defined herein and the compliance with each covenant contained herein with respect to financial matters (unless a different procedure is otherwise set forth herein) shall be construed in accordance with GAAP.  If subsequent to the date hereof, the accounting principles under GAAP are changed and as a result of such change the calculation of any financial covenant set forth herein is affected, the Banks and Borrower hereby agree to amend such financial covenants in such a manner as to make such financial covenants consistent with the financial covenants in effect hereunder prior to such change in accounting principles and, until such amendment is effected, such financial covenants shall be calculated from financial statements of the Borrower adjusted to reflect the accounting principles followed by the Borrower prior to such change in accounting principles.

Section 1.04.  Miscellaneous.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01.  The Loans.  Each Bank, severally and for itself alone, on the terms and conditions hereinafter set forth, hereby agrees to make loans in a series of no more than five Borrowings to the Borrower from time to time on any Business Day during the Drawdown Period (each a “Loan”) in an aggregate amount outstanding not to exceed at any time such Bank’s Commitment, subject, however, to the conditions that (a) at no time shall the aggregate outstanding principal amount of all Loans made by all Banks exceed the Total Commitment, and (b) at all times the aggregate outstanding principal amount of all Loans made by a Bank shall equal the product of (i) the percentage its Commitment represents of the Total Commitment times (ii) the outstanding aggregate principal amount of all Loans made by all Banks.  Each Borrowing shall be in an aggregate amount of not less than $10,000,000 or integral multiples of $1,000,000 in excess thereof, and shall consist of Loans of the same Type made to the Borrower on the same day by the Banks ratably according to their respective Commitments and having the same Interest Period.

Section 2.02.  Making the Loans.  Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) (a) in the case of a proposed Borrowing comprised of Eurodollar Rate Loans, at least three (3) Business Days prior to the date of the proposed Borrowing, and (b) in the case of a proposed Borrowing comprised of Base Rate Loans, on the Business Day of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telecopy, telex or cable.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing (including by telecopy), in substantially the form of Exhibit B hereto, executed by the Borrower.  Each Notice of Borrowing shall refer to this Agreement and shall specify the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type of Loans comprising such Borrowing, (iii) aggregate principal amount of such Borrowing, and (iv) Interest Period for each such Borrowing.  Each Bank shall, before 1:00 P.M. (New York City time) on the date of a proposed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.02, in same day funds, such Bank’s ratable portion of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

Section 2.03.  [Reserved]

Section 2.04.  [Reserved]

Section 2.05.  Borrowings; Loans; Termination of Eurodollar Rate Loans.

(a)           Loans shall be made by the Banks ratably in accordance with their respective Commitments on the date of each Borrowing, provided, however, that the failure of any Bank to make any Loan shall not in itself relieve any other Bank of its obligation to lend hereunder.  If requested by a Bank, each Loan by such Bank shall be made against delivery to such Bank of an appropriate Note, payable to the order of such Bank, in the principal amount of such Loan.

(b)           Each Borrowing shall be a Eurodollar Rate Borrowing or a Base Rate Borrowing, as the Borrower may request subject to the terms and conditions hereof.  Each Bank may at its option make any Eurodollar Rate Loan by causing the Eurodollar Lending Office of such Bank to make such Loan, provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the applicable Note and this Agreement.  Loans of more than one (1) interest rate option may be outstanding at the same time, provided, however, that the Borrower shall not be entitled to request any Loans which, if made, would result in an aggregate of more than five (5) separate Loans of any Bank being outstanding hereunder at any time.  For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c)           Each Bank shall, before 1:00 P.M. (New York City time) on the date of each Borrowing make available at its Applicable Lending Office for the account of the Administrative Agent at its address referred to in Section 10.02, in immediately available funds, such Bank’s portion of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower not later than 2:00 P.M. (New York City time) at such account of the Borrower as the Borrower shall from time to time designate in a notice delivered to the Administrative Agent and is reasonably acceptable to the Administrative Agent.  If the applicable conditions set forth in Article III to any such Borrowing have not been met prior to 2:00 P.M. (New York City time) the Administrative Agent shall so notify the Banks making the Loans comprising such Borrowing and return the funds so received to the respective Banks as soon as practicable.

(d)           Notwithstanding anything in this Agreement to the contrary:

(i)            if any Bank shall, at least one (1) Business Day before the date any requested Borrowing is to be made, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund Eurodollar Rate Loans hereunder, the right of the Borrower to select Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until such Bank shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and except as provided in clause (iv) below, each Loan comprising such Borrowing shall be a Base Rate Loan;

(ii)           if the Majority Banks shall, on or before the date any requested Borrowing consisting of Eurodollar Rate Loans is to be made, notify the Administrative Agent that the Eurodollar Rate for such Eurodollar Rate Loans will not adequately reflect the cost to such Banks of making their respective Eurodollar Rate Loans, the right of the Borrower to select the Eurodollar Rate for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent, at the request of the Majority Banks, shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and except as provided in clause (iv) below, each Loan comprising such Borrowing shall be a Base Rate Loan;

(iii)          if the Reference Banks fail to furnish timely information to the Administrative Agent for determining the Eurodollar Rate for Eurodollar Rate Loans comprising any requested Borrowing to be made, (A) the Administrative Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Eurodollar Rate Loans, (B) the right of the Borrower to select Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and (C) each Loan comprising such Borrowings shall be a Base Rate Loan;

(iv)          if the Borrower has requested a proposed Borrowing consisting of Eurodollar Rate Loans and as a result of circumstances referred to in clauses (i) and (ii) above, such Borrowing would not consist of Eurodollar Rate Loans, the Borrower may, by notice given not later than 2:00 P.M. (New York City time) at least one (1) Business Day prior to the date such proposed Borrowing would otherwise be made, cancel such Borrowing, in which case such Borrowing shall be canceled and no Loans shall be made as a result of such requested Borrowing; and

(v)           if the Borrower shall fail to select the duration or continuation of any Interest Period for any Loans consisting of Eurodollar Rate Loans, in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and this Section 2.05(d), the Administrative Agent will promptly so notify the Borrower and the Banks and such Loans will be made available to the Borrower on the date of such Borrowing as Base Rate Loans.

(e)           Each Notice of a Borrowing shall be irrevocable and binding on the Borrower, except as set forth in Section 2.05(d)(iv).  In the case of any Eurodollar Rate Loan requested by the Borrower in a Notice of Borrowing, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill, on or before the date specified for such Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund such Loan to be made by such Bank as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.  A certificate in reasonable detail as to the basis for and the amount of such loss, cost or expense submitted to the Borrower and the Administrative Agent by such Bank shall be prima facie evidence of the amount of such loss, cost or expense.  If a Borrowing requested by the Borrower to be comprised of Eurodollar Rate Loans is not made as a Borrowing comprised of Eurodollar Rate Loans as a result of Section 2.05(d), the Borrower shall indemnify each Bank against any loss (excluding loss of profits), cost or expense incurred by such Bank by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank (prior to the time such Bank is actually aware that such Borrowing will not be so made), to fund the Loan to be made by such Bank as part of such Borrowing.  A certificate in reasonable detail as to the basis for and the amount of such loss, cost or expense submitted to the Borrower and the Administrative Agent by such Bank shall be prima facie evidence of the amount of such loss, cost or expense.

(f)            Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such

Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement.

(g)           The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

Section 2.06.  Conversions and Continuations of Borrowings.

(a)           Subject to the limitations set forth in Section 2.05(d), the Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 11:00 A.M. (New York City time) on the last day of the Interest Period therefor, to convert any Borrowing which constitutes a Eurodollar Rate Borrowing into a Base Rate Borrowing or to continue any Base Rate Borrowing for an additional Interest Period and (ii) not later than 10:00 A.M. (New York City time) three (3) Business Days prior to the date of conversion or continuation, to convert any Borrowing which constitutes a Base Rate Borrowing into a Eurodollar Rate Borrowing or to continue any Borrowing constituting a Eurodollar Rate Borrowing for an additional Interest Period, subject in each case to the following:

(A)          each conversion or continuation shall be made pro rata among the Banks in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(B)           if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof;

(C)           accrued interest on a Loan (or portion thereof) being converted or continued shall be paid by the Borrower at the time of conversion or continuation;

(D)          if any Eurodollar Rate Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Banks pursuant to Section 2.05(e) as a result of such conversion;

(E)           no Interest Period may be selected for any Eurodollar Rate Borrowing that would end later than the Maturity Date;

(F)           no Default or Event of Default shall have occurred and be continuing at the time of, or result from, such conversion or continuation; and

(G)           each such conversion or continuation shall constitute a representation and warranty by the Borrower and the Guarantor that no Default or Event of Default (i) has occurred and is continuing at the time of such conversion or continuation, or (ii) would result from such conversion or continuation.

(b)           Each notice pursuant to Section 2.06(a) shall be irrevocable, shall be in writing (or telephone notice promptly confirmed in writing) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Rate Borrowing or a Base Rate Borrowing made pursuant to a Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Rate Borrowing, the Interest Period with respect to any conversion to or continuation as a Eurodollar Rate Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Rate Borrowing, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.  The Administrative Agent shall promptly advise the other Banks of any notice given pursuant to Section 2.06(a) and of each Bank’s portion of any converted or continued Borrowing.  If the Borrower shall not have given notice in accordance with Section 2.06(a) to continue any Eurodollar Rate Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with Section 2.06(a) to convert such Eurodollar Rate Borrowing), such Eurodollar Rate Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued for a new Interest Period as a Base Rate Borrowing.

Section 2.07.  Optional Termination and Reduction of the Commitments.  The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce in part the unused portions of the Total Commitment, provided, that, (a) each partial reduction shall be in the aggregate amount of at least $10,000,000 and in an integral multiple of $1,000,000 in excess thereof, (b) the aggregate amount of the Commitments of the Banks shall not be reduced to an amount which is less than the aggregate principal amount of the Loans then outstanding, and (c) no Notice of Borrowing has been delivered and is in effect.  Such notice shall specify the date and the amount of the reduction or termination of the Total Commitment.  Any such reduction or termination of the Total Commitment shall be made ratably among the Banks in accordance with their respective Commitments and shall be permanent.  Simultaneously with any termination of the Total Commitment, the Borrower shall pay to the Administrative Agent for the accounts of the Banks the accrued and unpaid commitment fee set forth in Section 2.11.

Section 2.08.  Repayment of Loans.

(a)           The Borrower agrees to repay the Loans in full on the Maturity Date.

(b)           The Borrower may, upon at least one (1) Business Day’s notice in respect of Base Rate Loans, and, in respect of Eurodollar Rate Loans, upon at least three (3) Business Days’

notice, to the Administrative Agent stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.13 as a result of such prepayment; provided, however, that each partial prepayment pursuant to this Section 2.08(b) shall be in an aggregate principal amount not less than $10,000,000 and increments of $1,000,000 in excess thereof, and amounts prepaid may not be reborrowed.

(c)           Each notice of prepayment shall specify the prepayment date and the aggregate principal amount of each Loan to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein.  All prepayments under this Section 2.08 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

Section 2.09.  Interest on Loans.

(a)           Interest on Loans.  The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Bank from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i)            if such Loan is a Base Rate Loan, a rate per annum equal at all times during the Interest Period for such Loan to the Base Rate in effect from time to time during such Interest Period for such Loan plus the Applicable Margin for Base Rate Loans in effect from time to time, payable on the last day of such Interest Period; and

(ii)           if such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during the Interest Period for such Loan to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Loans in effect from time to time, payable on the last day of such Interest Period.

(b)           Additional Interest on Eurodollar Rate Loans.  The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Bank, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to one hundred percent (100%) minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on the date on which interest is payable on such Loan.  Such additional interest shall be determined by such Bank and notified to the Borrower through the Administrative Agent.  A certificate as to the amount of such additional interest submitted to the Borrower and the Administrative Agent by such Bank shall be conclusive and binding for all purposes, absent error.

(c)           Payment of Interest.  All accrued but unpaid interest on all Loans shall be due and payable on the Interest Payment Dates related thereto.

(d)           Maximum Interest.  The parties hereto agree that the sum of (i) interest payable in accordance with this Section 2.09, plus (ii) other consideration payable hereunder or under the Notes which constitutes interest under Applicable Usury Law (whether or not denoted as interest), shall not exceed the maximum amount allowed under Applicable Usury Law.

Section 2.10.  Interest Rate Determination.  The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate for each Loan determined by the Administrative Agent for purposes of Section 2.09 and the Applicable Margin, if any, furnished by the Reference Banks for the purpose of determining the applicable interest rate under Section 2.09.

Section 2.11.  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Banks a commitment fee on the daily average unused portion of the Total Commitment for the period from October 21, 2006 until December 29, 2006 at the rate of 0.10% per annum, payable on December 29, 2006 (or, if earlier, on the termination or full utilization of the Total Commitment).

Section 2.12.  Payments; Computations; Interest on Overdue Amounts.

(a)           The Borrower shall make each payment hereunder and under the Notes to be made by it not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at its address referred to in Section 10.02 in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal interest or fees ratably (other than amounts payable pursuant to Section 2.13, 2.14 or 2.17) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)           All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and of commitment fee shall be made by the Administrative Agent on the basis of a year of 360 days, and all computations of interest pursuant to Section 2.09(b) shall be made by a Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Administrative Agent (or, in the case of Section 2.09(b), by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due by the Borrower to any Bank hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(e)           Whenever any reference is made to any Bank’s “ratable share” or “ratable portion” (or any similar reference) of any amount hereunder, such share or portion shall be calculated to not more than four decimal places, rounding up or down, as appropriate.

(f)            Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall automatically be increased by 2% per annum.

Section 2.13.  Consequential Losses on Eurodollar Rate Loans.  If (a) any payment (or purchase pursuant to Section 2.15) of principal of any Eurodollar Rate Loan is made other than on the last day of an Interest Period relating to such Loan, as a result of a prepayment pursuant to Section 2.08(b) or Section 2.16 or acceleration of the maturity of the Notes pursuant to Section 8.01 or by reason of the occurrence of the Debt Issuance on a day other than the last day of such Interest Period or for any other reason or as a result of any such purchase; or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Loan on the date such payment is due and payable, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of any such payment or purchase, including, without limitation, any loss (including loss of reasonably anticipated profits, except in the case of such a purchase pursuant to Section 2.15), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Loan.

Section 2.14.  Increased Costs.

(a)           If, due to the introduction of or any change (including without limitation, but without duplication, any change by way of imposition or increase of reserve requirements included, in the case of Eurodollar Rate Loans, in the Eurodollar Rate Reserve Percentage) in or in the interpretation, application or applicability of any law, regulation, guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan to the Borrower, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Bank, shall be prima facie evidence of the amount of such increased cost.  Promptly after any Bank becomes aware of any such introduction, change or proposed compliance, such Bank shall notify the Borrower thereof, provided, that, the failure to provide such notice shall not affect such Bank’s rights hereunder, except that such Bank’s right to recover such increased costs from the Borrower for any period prior to such notice shall be limited to the period of ninety (90) days immediately prior to the date such notice is given to the Borrower.

(b)           If any Bank determines that the introduction of or any change in any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank’s Loans or commitment to lend to the Borrower hereunder and other commitments of this type, then, upon receipt of a demand by such Bank (with a copy of such demand to the Administrative Agent), the Borrower shall, within ten (10) days of such demand, notify such Bank and the Administrative Agent that the Borrower desires to replace such Bank in accordance with Section 2.15.  If the Borrower either fails to notify such Bank and the Administrative Agent in accordance with the prior sentence or fails to replace such Bank within the time periods specified in Section 2.15, the Borrower shall promptly pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such corporation in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Bank shall be conclusive and binding for all purposes, absent error.

Section 2.15.  Replacement of Banks.  In the event that any Bank makes a demand for payment under Section 2.09(b) or Section 2.14, the Borrower may within ninety (90) days of such demand, if no Default or Event of Default then exists, replace such Bank with another commercial bank, financial institution or other Person in accordance with all of the provisions of Section 10.06(a) (including execution of an appropriate Assignment); provided, that, (i) all obligations of such Bank to lend hereunder shall be terminated and the Note payable to such Bank and all other obligations owed to such Bank hereunder shall be purchased in full without recourse at par plus accrued interest at or prior to such replacement, (ii) such replacement shall be reasonably satisfactory to the Administrative Agent, (iii) if such replacement bank is not already a Bank hereunder, the Borrower (and, for the avoidance of doubt, not the replacement bank) shall pay to the Administrative Agent an assignment fee of $3,500 in connection with such replacement, (iv) such replacement shall, from and after such replacement, be deemed for all purposes to be a “Bank” hereunder with a Commitment in the amount of the respective Commitment of the assigning Bank immediately prior to such replacement (plus, if such replacement bank is already a Bank prior to such replacement, the respective Commitment of such Bank prior to such replacement), as such amount may be changed from time to time pursuant hereto, and shall have all of the rights, duties and obligations hereunder of the Bank being replaced, and (v) such other actions shall be taken by the Borrower, such Bank and such replacement bank as may be appropriate to effect the replacement of such Bank with such replacement bank on terms such that such replacement bank has all of the rights, duties and obligations hereunder as such Bank (including, without limitation, execution and delivery of new Notes to such replacement bank, redelivery to the Borrower in due course of the Notes payable to such Bank and specification of the information contemplated by Schedule I as to such replacement bank).

Section 2.16.  Illegality.  Notwithstanding any other provision of this Agreement, if any Bank shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Bank or its Applicable Lending Office to make any Eurodollar Rate Loan or to continue to fund or maintain any Eurodollar Rate Loan hereunder, then, on notice thereof to the Borrower by the Administrative Agent, (a) the obligation of each of the Banks to make any Eurodollar Rate Loan shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and (b) the Borrower shall forthwith prepay in full all Eurodollar Rate Loans then outstanding of all Banks which are affected together with all accrued interest thereon and all amounts payable pursuant to Section 2.13, unless such Bank shall determine in good faith in its sole opinion that it is lawful to maintain such Loans made by such Bank to the end of the Interest Period then applicable thereto.

Section 2.17.  Taxes.

(a)           Any and all payments by the Borrower or the Guarantor hereunder or under the Notes or any other Credit Document shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings with respect thereto, and all liabilities with respect thereto, excluding in the case of each Bank and the Administrative Agent (i) taxes imposed directly or indirectly on or measured by its income, and franchise taxes imposed on it, by any jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or now or hereafter does business or any political subdivision thereof, and (ii) United States of America income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower or the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable by it hereunder or under any Note or other Credit Document to any Bank or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower or the Guarantor, as the case may be, shall make such deductions and (z) the Borrower or the Guarantor, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower or the Guarantor, as the case may be, agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower or the Guarantor hereunder or under any Note or other Credit Document executed by it or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note or other Credit Document (hereinafter referred to as “Other Taxes”).

(c)           Within thirty (30) days after the date of the payment of Taxes by or at the direction of the Borrower or the Guarantor, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof.  Upon the request of the Borrower or the Guarantor and upon receipt of the foregoing evidence of payment, the Bank for which the Borrower or the Guarantor has paid such Taxes shall promptly file for such credit or benefit as may be available to it in respect of the payment or withholding and shall promptly remit to the Borrower the amount of the net credit or benefit received by such Bank upon such Bank’s actual receipt of such net credit or benefit.

(d)           Without prejudice to the survival of any other agreement of the Borrower or the Guarantor hereunder, the agreements and obligations of the Borrower and the Guarantor contained in this Section 2.17 shall survive the payment in full of principal and interest hereunder and under the Notes and other Credit Documents.

(e)           Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment (i) two (2) duly completed copies of United States of America Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor applicable form, as the case may be, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement and the other Credit Documents or certifying that the income receivable pursuant to this Agreement and the other Credit Documents is effectively connected with the conduct of a trade or business in the United States, or (ii) a statement substantially in the form of Exhibit F hereto together with Internal Revenue Service form W-8BEN, upon which the Borrower is entitled to rely, from any such Bank that has not at the time it becomes a party hereto been named in any notice issued by the Secretary of the Treasury (or such Secretary’s authorized delegate) pursuant to Sections 881(c)(2)(B) or 871(h)(5) of the Code, or any successor form or statement prescribed by the Internal Revenue Service in order to establish that such Bank is entitled to treat the interest payments under this Agreement and the other Credit Documents as portfolio interest that is exempt from withholding tax under the Code.

Section 2.18.  Payments Pro Rata.  Except as provided in Sections 2.13, 2.14, 2.16 or 2.17, each of the Banks agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under this Agreement or the Notes or other Credit Documents, or otherwise) in respect of any obligation of the Borrower or Guarantor hereunder or under the Notes or other Credit Documents of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total amount of principal, interest, fees or any other obligation incurred hereunder, as the case may be, then owed and due to such Bank bears to the total amount of principal, interest, fees or any such other obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in the aggregate unpaid amount of principal, interest, fees or any such other obligation, as the case may be, owed to all of the Banks, provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and each such other Bank shall repay to the purchasing Bank the purchase price to the extent of such other Bank’s ratable share (according to the proportion of (i) the amount of the participation purchased from such other Bank as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such other Bank’s ratable share (according to the proportion of (a) the amount of such other Bank’s required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III

CONDITIONS

Section 3.01.  Conditions Precedent to Effectiveness.  This Agreement shall become effective upon the satisfaction of all of the following conditions precedent:

(a)           Documentation.  The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent and the Banks, and in sufficient copies for each Bank:

(i)            this Agreement duly executed by the Borrower, the Guarantor, each Bank and the Administrative Agent;

(ii)           a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (a) the Borrower’s certificate of incorporation and by-laws, (b) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and (c) that a true, correct and complete copy of the resolutions of the Borrower’s Board authorizing the transactions contemplated hereby is attached thereto and that such resolutions are in full force and effect;

(iii)          a certificate of the Secretary or an Assistant Secretary of the Guarantor certifying (a) the Guarantor’s certificate of incorporation and by-laws, (b) the names and true signatures of the officers of the Guarantor authorized to sign this Agreement and (c) that a true, correct and complete copy of the resolutions of the Guarantor’s Board authorizing the making and performance of this Agreement by the Guarantor is attached hereto and that such resolutions are in full force and effect;

(iv)          a favorable opinion of Jackson Walker L.L.P., legal counsel for each of the Borrower and the Guarantor, substantially in the form of Exhibit D hereto;

(v)           a favorable opinion of Hughes & Luce, L.L.P., special counsel for the Administrative Agent, substantially in the form of Exhibit E hereto; and

(vi)          certificates or telex confirmation as of a date reasonably close to the date hereof from the Secretary of State of the state of incorporation of each of the Borrower and the Guarantor as to the existence and good standing of the Borrower and the Guarantor, as applicable.

(b)           No Material Adverse Change.  No event or events which have or would reasonably be expected to have a Material Adverse Effect shall have occurred since June 28, 2006.

(c)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(d)           Representations and Warranties.  The representations and warranties contained in Article V hereof shall be true and correct in all material respects on and as of the Effective Date.

(e)           No Material Litigation.  No legal or regulatory action or proceeding has commenced and is continuing against the Borrower or any of its Subsidiaries since the date of this Agreement which has, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.02.  Conditions Precedent to Each Borrowing.  The obligation of each Bank to make a Loan on the occasion of any Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing (a) the Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02 and (b) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i)            the representations and warranties contained in Article V, other than Section 5.04(b) and Section 5.05, are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,

(ii)           no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default, and

(iii)          after giving effect to such Borrowing and all other Borrowings which have been requested on or prior to such date but which have not been made prior to such date, the aggregate principal amount of all Borrowings will not exceed the Total Commitment.

Section 3.03.  Administrative Agent.  The Administrative Agent shall be entitled to assume that the conditions set forth in Sections 3.01(b), 3.01(c), 3.01(d), 3.01(e), 3.02(b)(i) and 3.02(b)(ii) have been satisfied unless the Administrative Agent has received, at its address specified herein, actual written notice to the contrary from the Borrower, the Guarantor or a Bank.

ARTICLE IV

GUARANTY

Section 4.01.  Guaranty.  The Guarantor hereby unconditionally guarantees the punctual payment of the Guaranteed Obligations when due, whether at stated maturity, by acceleration or otherwise, and agrees to pay any and all reasonable expenses (including counsel fees and expenses) incurred by the Administrative Agent or any Bank in enforcing any rights hereunder.  Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts which constitute part of the Guaranteed Obligations and would be owed by the Borrower under this Agreement or any of the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.  The guaranty set forth in this Article IV is a guaranty of payment and not of collection.

Section 4.02.  Payment.  At the time the Guarantor pays any sum which may become due to the Administrative Agent for the benefit of a Bank under the terms of this Article IV, written notice of such payment shall be delivered to the Administrative Agent by the Guarantor, and in the absence of such notice, any sum received by the Administrative Agent on behalf of a Bank on account of any of the Guaranteed Obligations shall be conclusively deemed paid by the Borrower.  All sums paid to the Administrative Agent, on behalf of a Bank, by the Guarantor may be applied by the Administrative Agent, on behalf of a Bank, at its discretion, upon any of the Guaranteed Obligations.

Section 4.03.  Waiver.  The Guarantor hereby waives all notices in connection herewith or in connection with the Guaranteed Obligations, including, without limitation, notice of intent to accelerate and notice of acceleration, and waives diligence, presentment, demand, protest, and suit on the part of the Administrative Agent or any Bank in the collection of any of the Guaranteed Obligations, and agrees that neither the Administrative Agent nor any Bank shall be required to first endeavor to collect any of the Guaranteed Obligations from the Borrower, or any other party liable for payment of the Guaranteed Obligations (hereinafter referred to as an “Obligated Party”), before requiring Guarantor to pay the full amount of the Guaranteed Obligations.  Without impairing the rights of the Administrative Agent or any Bank against the Guarantor, the Borrower or any other Obligated Party, suit may be brought and maintained against the Guarantor at the election of the Administrative Agent or any Bank with or without joinder of the Borrower, or any other Obligated Party, any right to any such joinder being hereby waived by the Guarantor.

Section 4.04.  Acknowledgments and Representations.  The Guarantor acknowledges and represents to the Administrative Agent and each Bank that it is receiving direct and indirect financial and other benefits as a result of this Article IV; represents to the Administrative Agent and each Bank that after giving effect to this Article IV and the contingent obligations evidenced hereby it is, and will be, Solvent; acknowledges that it will derive substantial direct and indirect benefit from the transactions contemplated by this Agreement; acknowledges that its liability hereunder shall be cumulative and in addition to any other liability or obligation to the Administrative Agent and each Bank, whether the same is incurred through the execution of a note, a similar guaranty, through endorsement, or otherwise; acknowledges that neither the

Administrative Agent, any Bank nor any officer, employee, agent, attorney or other representative of any of them has made any representation, warranty or statement to the Guarantor to induce it to execute this Agreement; and acknowledges that it has made its own credit analysis and decision to enter into this Agreement and undertake the guaranty set forth in this Article IV.

Section 4.05.  Subordination.  Notwithstanding anything to the contrary contained herein, any right, claim or action which the Guarantor may have against the Borrower or any other Obligated Party arising out of or in connection with the guaranty set forth in this Article IV or any other document evidencing or securing the Guaranteed Obligations, including, without limitation, any right or claim of subrogation, contribution, reimbursement, exoneration or indemnity, shall be subordinated to the prior payment in full of any amounts then due under this Agreement or the Notes.  If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, exoneration or indemnity notwithstanding the foregoing subordination, such amount shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guaranteed Obligations then due.

Section 4.06.  Guaranty Absolute.  The Guarantor hereby agrees that its obligations under this Agreement shall be absolute and unconditional, irrespective of (a) the validity or enforceability of the Guaranteed Obligations or of the Notes, or any other Credit Document evidencing all or any part of the Guaranteed Obligations, (b) the absence of any attempt to collect the Guaranteed Obligations from the Borrower or any other Obligated Party or other action to enforce the same, (c) the waiver or consent by the Administrative Agent and/or any Bank with respect to any provision of any instrument evidencing the Guaranteed Obligations, or any part thereof, or any other agreement now or hereafter executed by the Borrower and delivered to the Administrative Agent and/or any Bank, (d) the surrender, release, exchange, or alteration by the Administrative Agent and/or any Bank of any security or collateral for the Guaranteed Obligations, or (e) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

Section 4.07.  No Waiver; Remedies.  No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 4.08.  Continuing Guaranty.  The guaranty set forth in this Article IV is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full of the Guaranteed Obligations and all other amounts payable under this guaranty and (ii) the expiration or termination of each Commitment of each Bank to the Borrower, (b) be binding upon the Guarantor, its successors and assigns, (c) inure to the benefit of, and be enforceable by, the Administrative Agent and each of the Banks and their respective successors, transferees and assigns, and (d) not be terminated by the Guarantor or the Borrower.

Section 4.09.  Limitation.  Notwithstanding any other provision of this Article IV, the Guarantor’s liability hereunder shall be limited to the lesser of the following amounts minus, in either case, $100.00:

(a)           the lowest amount which would render the guaranty pursuant to this Article IV a fraudulent transfer under Section 548 of the Bankruptcy Code (11 U.S.C. § 101 et seq.); or

(b)           if the guaranty pursuant to this Article IV is subject to the UFTA or the UFCA or any similar or analogous statute or rule of law, then the lowest amount which would render the guaranty pursuant to this Article IV a fraudulent transfer or fraudulent conveyance under the UFTA, the UFCA, or any such similar or analogous statute or rule of law.

The amount of the limitation imposed upon the Guarantor’s liability under the terms of the preceding sentence shall be subject to redetermination as of each date a “transfer” is deemed to have been made on account of the Guaranty pursuant to this Article IV under applicable law.

Section 4.10.  Effect of Bankruptcy.  In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, any Bank must rescind or restore any payment, or any part thereof, received by such Bank in satisfaction of the Guaranteed Obligations, any prior release or discharge from the terms of the guaranty set forth in this Article IV given to the Guarantor by the Banks shall be without effect, and the guaranty set forth in this Article IV shall remain in full force and effect.  It is the intention of the Guarantor that its obligations hereunder shall not be discharged except by its performance of such obligations and then only to the extent of such performance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Guarantor represents and warrants as follows:

Section 5.01.  Corporate Existence.  Each of the Borrower and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation.  Each of the Borrower and the Guarantor has all corporate powers and all governmental licenses, authorizations, certificates, consents and approvals required to carry on its business as now conducted except where the failure to comply does not or would not reasonably be expected to have a Material Adverse Effect.  Each Significant Subsidiary is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Each Significant Subsidiary has all corporate powers and all governmental licenses, authorizations, certificates, consents and approvals required to carry on its business as now conducted except where the failure to comply does not and would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.  Corporate Power.  The execution, delivery and performance by the Borrower and the Guarantor of the Credit Documents to which each is a party and the consummation of the transactions contemplated by such Credit Documents are within the Borrower’s and the Guarantor’s corporate powers, respectively, have been duly authorized by all necessary corporate action, do not contravene (a) the Borrower’s or the Guarantor’s Certificate of

Incorporation or Bylaws or (b) any law or any contractual restriction binding on or affecting the Borrower or the Guarantor and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.  At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s corporate powers, will have been duly authorized by all necessary corporate action, will not contravene (i) the Borrower’s Certificate of Incorporation or Bylaws or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 5.03.  Enforceable Obligations.  This Agreement has been duly executed and delivered by the Borrower and the Guarantor.  This Agreement is the legal, valid and binding obligation of the Borrower and the Guarantor enforceable against the Borrower and the Guarantor, respectively, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.  The Notes are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.  The making and performance by the Borrower and the Guarantor of this Agreement and the other Credit Documents do not require any license, consent or approval of, registration with, or any other action by, any governmental authority.

Section 5.04.  Financial Statements.  (a)  The Consolidated balance sheet of the Borrower and its Subsidiaries as of June 28, 2006 and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, as included in an SEC Filing which has been furnished to each Bank, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as of such date and the Consolidated results of operations of the Borrower and its Subsidiaries ended on such date, in accordance with GAAP, except as disclosed therein or on Schedule V to this Agreement.

(b)  Since June 28, 2006 and except as disclosed in an SEC Filing which has been delivered to each Bank or on a Schedule to this Agreement, no event which has or would reasonably be expected to have a Material Adverse Effect has occurred.

Section 5.05.  Litigation.  Except as otherwise disclosed in writing by the Borrower or the Guarantor to the Banks and the Administrative Agent and approved by the Majority Banks, there is no pending or, to the knowledge of the Borrower or the Guarantor, threatened action or proceeding affecting the Borrower or any of its Significant Subsidiaries before any court, governmental agency or arbitrator, which has, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.06.  Margin Stock; Use of Proceeds.  Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System and except in connection with employee plans disclosed to the Administrative Agent), and no proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any such margin stock under such circumstances as to involve the Borrower, the Guarantor, any of their Subsidiaries or any Bank in a violation of Regulation U.  None of the Borrower, the Guarantor or any of their Subsidiaries will use the proceeds of any Loan for the purpose of acquiring or attempting to acquire control of any Person which is obligated to make SEC Filings unless such acquisition or attempted acquisition (a) is pursuant to an agreement with such Person, or (b) is not resisted by such Person.

Section 5.07.  Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.08.  ERISA.  The Borrower and its Subsidiaries are in compliance with the applicable provisions of ERISA, except to the extent that non-compliance thereunder does not have and would not reasonably be expected to have, a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has incurred any Insufficiency or any material liability to the PBGC in connection with any Plan established or maintained by the Borrower or such Subsidiaries which would have, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.09.  Taxes.  As of the date of this Agreement, the United States of America federal income tax returns of the Borrower and its Subsidiaries have been examined through the fiscal year ended June 30, 2004.  The Borrower and its Significant Subsidiaries have filed all United States of America Federal income tax returns and all other material domestic tax returns which are required to be filed by them and have paid, or provided for the payment before the same become delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any such Significant Subsidiary, other than those taxes (a) contested in good faith by appropriate proceedings or (b) the nonpayment of which does not have, and would not reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes are adequate in the aggregate.

Section 5.10.  Environmental Condition.  To the best of Borrower’s knowledge, the Borrower and its Subsidiaries are in compliance with all Environmental Protection Statutes except to the extent that failure to comply does not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 5.11.  Ownership of Guarantor.  On the date hereof the Borrower owns, directly or indirectly, 100% of the issued and outstanding voting stock of the Guarantor.

Section 5.12.  Solvency.  Each of the Borrower and the Guarantor is, and after giving effect to each Borrowing and to the application of the proceeds therefrom will be, Solvent.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Note shall remain unpaid or any Bank shall have any Commitment hereunder, unless the Majority Banks shall otherwise consent in writing:

Section 6.01.  Compliance with Laws, Etc.  Each of the Borrower and the Guarantor will comply, and Borrower will cause each Significant Subsidiary to comply, in all material respects with all applicable laws (including without limitation ERISA and applicable Environmental Protection Statutes), rules, regulations and orders, subject to the exceptions provided elsewhere in this Agreement in provisions relating to laws, rules, regulations and orders of the nature referenced therein and except where the failure to comply (a) is contested in good faith by appropriate proceedings or (b) does not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 6.02.  Reporting Requirements.  The Borrower and/or the Guarantor will furnish to each of the Banks:

(a)           As soon as possible and in any event within five (5) days after a Financial Officer of the Borrower or Guarantor obtains knowledge of the occurrence of a Default or Event of Default which is continuing on the date of such statement, a statement of a Financial Officer, setting forth the details of such Default or Event of Default and the actions, if any, which the Borrower has taken and proposes to take with respect thereto.

(b)           Promptly after they are available, and in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, Consolidated financial statements of the Borrower and its Consolidated Subsidiaries for such quarter showing on a Consolidated basis the financial position, results of operations and cash flows as of the end of and for the thirteen (13) week period of such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case setting forth the comparable information for the comparable period in the preceding fiscal year, and accompanied by a certificate of a Financial Officer to the effect that such financial statements present fairly in all material respects the Consolidated financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for the respective period in conformity with GAAP, subject to year-end audit adjustments and the absence of certain notes.  For any such fiscal quarter the foregoing requirements may be satisfied by the delivery of the Borrower’s SEC Filing on Form l0-Q for such quarter.

(c)           Promptly after they are available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, Consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the fifty-two/fifty-three week period of such fiscal year showing the financial position, results of operations and cash flows as of the end of and for such fiscal year, in each case setting forth the comparable information for the preceding fiscal year, and accompanied by the report of KPMG Peat Marwick or other independent certified public accountants of recognized national standing, to the effect that based on an audit using generally accepted auditing standards the financial statements present fairly, in all material respects, the

Consolidated financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries for the respective periods in conformity with GAAP.  For any fiscal year this requirement may be satisfied by the delivery of the Borrower’s SEC Filing on Form 10-K for the year.

(d)           Concurrently with the delivery of the financial statements referred to in Sections 6.02(b) and (c), the Borrower will also furnish to each Bank (i) a certificate of a Financial Officer to the effect that no Default or Event of Default has occurred with respect to the covenants contained in Section 7.01 (together with appropriate supporting schedule setting forth the calculations relating to such covenants) or, if such Financial Officer has knowledge of a Default or Event of Default with respect to Section 7.01, specifying the nature thereof, and (ii) a complete and correct list of the Significant Subsidiaries as of the date thereof, showing, as to each Significant Subsidiary, the correct name thereof, the jurisdiction of its organization and such Significant Subsidiaries’ proportionate share of the Consolidated assets of the Borrower.

(e)           Promptly after they are available, the Borrower will furnish to the Administrative Agent and each Bank copies of (i) each SEC Filing, (ii) any reports provided by the Borrower to its stockholders, and (iii) any press releases or other statements made available by the Borrower or any of its Subsidiaries to the public generally concerning material developments in the business or affairs of the Borrower or any of its Subsidiaries.  Any matter disclosed in a SEC Filing or other report or press release delivered to Banks shall be deemed disclosed in writing to Banks for all purposes of this Agreement, except with respect to the reporting requirement set forth in Section 6.02(a).

(f)            Promptly upon the recurrence of any change in a Rating, notice thereof.

(g)           Such other information respecting the financial condition of the Borrower and its Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request in writing.

Section 6.03.  Use of Proceeds.  The Borrower will use the proceeds of the Loans only for its general corporate purposes and to finance the repurchase by the Borrower of certain of its shares of stock, and not in contravention of Section 5.06.

Section 6.04.  Maintenance of Insurance.  The Borrower will maintain, or cause to be maintained, insurance coverages on or in respect of its and its Subsidiaries’ business or properties with such insurers, in such amounts and covering such risks as is consistent with Borrower’s normal practices in effect from time to time.  Such insurance arrangements may include self-insurance or insurance through an Affiliate.

Section 6.05.  Preservation of Corporate Existence, Etc.  Each of the Borrower and the Guarantor will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its Corporate Franchises in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties unless the failure to so qualify as a foreign corporation does not have, or would not reasonably be expected to have, a Material Adverse Effect; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 7.03.

Section 6.06.  Payment of Taxes, Etc.  Each of the Borrower and the Guarantor will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits of property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its property unless the failure to timely pay any of the foregoing does not have and would not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower, the Guarantor, nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings.

Section 6.07.  Visitation Rights.  The Borrower shall permit the representatives of each Bank, at the expense of such Bank and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries at the Borrower’s offices with Financial Officers.

Section 6.08.  Compliance with ERISA and the Code.  The Borrower and its Subsidiaries will comply, and will cause each other member of any Controlled Group to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Plan it or they sponsor or maintain, so as not to (a) give rise to any liability thereunder which has, or would reasonably be expected to have, a Material Adverse Effect or (b) cause any Termination Event to occur which has, or would reasonably be expected to have, a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan shall remain unpaid or any Bank shall have any Commitment to the Borrower hereunder, without the written consent of the Majority Banks:

Section 7.01.  Financial Covenants.  The Borrower will not:

(a)           as of the last day of each fiscal quarter for the immediately preceding twelve (12) month period, permit the ratio of (i) the sum of (A) EBIT of the Borrower, on a Consolidated basis, plus (B) Rent Expense of the Borrower, on a Consolidated basis, to (ii) the sum of (A) Interest Expense of the Borrower, on a Consolidated basis, plus (B) Rent Expense of the Borrower, on a Consolidated basis, to be less than 1.5 to 1.0, or

(b)           as of the last day of each fiscal quarter, permit the ratio (the “Debt to Cash Flow Ratio”) of (i) the sum of (x) Debt of the Borrower, on a Consolidated basis, plus (y) the product of six multiplied by Rent Expense of the Borrower, on a Consolidated basis, for the immediately preceding twelve-month period, to (ii) the sum of (a) EBITDA of the Borrower, on a Consolidated basis, for the immediately preceding twelve-month period, plus (b) Rent Expense of the Borrower, on a Consolidated basis, for the immediately preceding twelve-month period to exceed 3.5 to 1.0.

Section 7.02.  Negative Pledge.  Neither the Borrower nor the Guarantor will create, assume, incur or suffer to exist, or permit any of its respective Subsidiaries to create, assume, incur or suffer to exist, any Lien on or in respect of any of its or their assets or property used, created or consumed in the operation of its or their business, whether, real, personal, or mixed, whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the capital stock of any Subsidiary of the Borrower, but excluding any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or assign or otherwise convey, or permit any such Subsidiary to assign or otherwise convey, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, except Permitted Liens.

Section 7.03.  Merger and Sale of Assets.  Neither the Borrower, the Guarantor nor any of their respective Subsidiaries will:

(a)           merge or consolidate with or into any other Person unless (i) (A) either the Borrower or the Guarantor is the surviving entity, (B) such merger or consolidation is between Subsidiaries, or (C) such merger or consolidation is between a Subsidiary and another Person, and (ii) no Default or Event of Default shall have occurred and be continuing at the time of, or results from, such merger or consolidation, or

(b)           sell, lease or otherwise transfer all or substantially all of the Consolidated assets of the Borrower in any transaction or series of related transactions outside of the ordinary course of business (including, without limitation, the merger or consolidation of a Subsidiary with a Person which will not thereafter be a Subsidiary), unless (i) such sales, leases or transfers are between the Borrower, the Guarantor or any of their Subsidiaries, or (ii) the proceeds of such sales, leases and transfers are (a) applied to the outstanding principal balance and interest of the Notes with simultaneous pro tanto Commitment reductions, (b) used in Borrower’s business, or (c) utilized to fund stock repurchases by Borrower from time to time authorized by Borrower’s Board; provided, however, that, notwithstanding the foregoing, no such sale, lease or transfer shall be permitted if a Default or Event of Default shall have occurred and be continuing at the time of, or result from, any such sale, lease or transfer.

Section 7.04.  Agreements to Restrict Dividends and Certain Transfers.  Neither the Borrower nor the Guarantor will enter into or suffer to exist, or permit any Significant Subsidiary to enter into or suffer to exist, any consensual encumbrance or restriction on the ability of any Significant Subsidiary (a) to pay, directly or indirectly, dividends or make any other distributions in respect of its capital stock or pay any Debt or other obligation owed to the Borrower or to any Significant Subsidiary or (b) to make loans or advances to the Borrower or any Significant Subsidiary, except those encumbrances and restrictions existing on the date hereof and described in Schedule IV and those now or hereafter existing that are not more restrictive in any respect than such encumbrances and restrictions described in Schedule IV.

Section 7.05.  Transactions with Affiliates.  Except as otherwise permitted in Section 7.03, neither the Borrower nor the Guarantor will make any material sale to, make any material purchase from, extend material credit to, make material payment for services rendered by, or enter into any other material transaction with, or permit any of their respective Subsidiaries to make, any material sale to, make any material purchase from, extend material credit to, make material payment for services rendered by, or enter into any other material transaction with, any Affiliate of the Borrower or the Guarantor or of such Subsidiary unless such sales, purchases, extensions of credit, rendition of services and other transactions are (at the time such sale, purchase, extension of credit, rendition of services or other transaction is entered into) (a) in the ordinary course of business, or (b) on terms and conditions believed by the Borrower to be fair in all material respects to the Borrower or the Guarantor or such Subsidiary, as the case may be.

Section 7.06.  Change of Business.  The Borrower, the Guarantor and their Subsidiaries, on an aggregate basis, will not materially change the general nature of their primary business.

Section 7.07.  Limitation on Loans, Advances and Investments.  Neither the Borrower nor the Guarantor will, or will permit any of their respective Subsidiaries to, make or permit to exist, any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person which is not, or which will not become in connection with such transaction, a Subsidiary (“Investments”), except the following:

(a)           Liquid Investments;

(b)           trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c)           Investments in respect of joint ventures or similar arrangements relating to the ownership or operation of food service businesses in which the Borrower and its Subsidiaries in the aggregate are the beneficial owners of not less than 50% of the outstanding equity interests;

(d)           Investments not otherwise permitted by this Section 7.07 in any Person; provided, that, the aggregate amount of such Investments at any time shall not exceed twenty percent (20%) of the Consolidated assets of the Borrower as set forth on the most recent financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks pursuant to Sections 5.04 or 6.02; and

(e)           Investments existing on the date hereof and described on Schedule VI.

Section 7.08.  Maintenance of Books and Records.  The Borrower and its Significant Subsidiaries will maintain its books of record and account in conformity with GAAP.

Section 7.09.  Debt.  The Borrower and the Guarantor will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur or suffer to exist any direct, indirect, fixed or contingent liability for any Debt, other than (a) the obligations pursuant to the Credit Documents, (b) the Debt described on Schedule VII, (c) additional Debt of the Borrower which may be guaranteed by the Guarantor (but not guaranteed by any of the Borrower’s or the Guarantor’s Subsidiaries, other than the Guarantor in the case of Debt of the Borrower), (d) intercompany Debt and (e) additional Debt of the Guarantor and the Borrower’s and the

Guarantor’s Subsidiaries, provided, however, the aggregate of all Debt of the Guarantor and all such Subsidiaries under this clause (e) (exclusive of Debt permitted under clause (c) above), whether secured or unsecured, must not exceed $30,000,000 in the aggregate at any one time.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01.  Events of Default.  If any of the following events (each individually, an “Event of Default”) shall occur and be continuing:

(a)           the Borrower (i) shall fail to pay any principal of any Loan when the same becomes due and payable in accordance with the terms hereof, or (ii) shall fail to pay any interest on any Loan or any fee or other amount to be paid by it hereunder within three (3) calendar days of the date on which such payment is due; or

(b)           any certification, representation or warranty made by the Borrower or the Guarantor herein or by the Borrower or the Guarantor (or any of their respective officers) in writing (including representations and warranties deemed made pursuant to Sections 2.06(a)(G) or 3.02) under or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           the Borrower or the Guarantor shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 6.02 or 6.05 (other than with respect to maintaining the corporate existence of the Borrower or the Guarantor or maintaining any Corporate Franchise of the Borrower or the Guarantor which is material to the Borrower’s or the Guarantor’s business and operations) on its part to be performed or observed and such failure shall continue for thirty (30) Business Days after the earlier of the date notice thereof shall have been given to the Borrower or the Guarantor by the Administrative Agent, or (ii) any term, covenant or agreement contained in any Credit Document (other than a term, covenant or agreement described in clause (i) of this clause (c)) on its part to be performed or observed and such failure shall continue for twenty (20) Business Days after the earlier of the date notice thereof shall have been given to the Borrower or the Guarantor by the Administrative Agent; or

(d)           the Borrower, the Guarantor, or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $30,000,000 in the aggregate (excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any event of default or other event shall occur or condition shall exist under any agreement or instrument creating or evidencing such Debt in such principal amount, and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such event or condition is to accelerate the maturity of such Debt; provided, however, an Event of Default for purposes of this clause (d) shall not be deemed to exist due to the acceleration of the maturity of any obligation to a Bank or an affiliate (within the meaning of Regulation U) of a Bank solely by reason of a default in the performance of a term or condition in any agreement or instrument under or by which such obligation is created, evidenced or secured, which term or condition restricts the right of the Borrower or any other Person to sell, pledge or otherwise dispose of any margin stock (within the meaning of Regulation U) held by the Borrower or any such other Person; or

(e)           the Borrower, the Guarantor, or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Guarantor, or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of sixty (60) days; or the Borrower, the Guarantor, or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause (e); or

(f)            any judgment or order for the payment of money in excess of $30,000,000 shall be rendered against the Borrower, the Guarantor, or any of their respective Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of sixty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           the Borrower shall cease to own directly or indirectly 100% of the issued and outstanding voting stock of the Guarantor; or

(h)           any Person shall become, directly or indirectly, the beneficial owner of 50% or more of the outstanding voting common stock of the Borrower;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, after providing notice to the Borrower, declare all of the Commitments and the obligation of each Bank to make Loans to be terminated, whereupon all of the Commitments and each such obligation shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower declare the Notes, all interest thereon and all other amounts payable by the Borrower and the Guarantor under this Agreement to be forthwith due and payable, whereupon such Notes, such interest and all such amounts shall become and be forthwith due and payable, without requirement of any presentment, demand, protest, notice of intent to accelerate, further notice of acceleration or other further notice of any kind (other than the notice expressly provided for above), all of which are hereby expressly waived by the Borrower and the Guarantor; provided, however, that in the event of any Event of Default described in Section 8.01(e) with respect to the Borrower or the Guarantor, (A) the obligation of each Bank to make Loans shall automatically be terminated and (B) the Loans and Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantor.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01.  Authorization and Action.  Each Bank hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Loans), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 9.02.  Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Banks for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability to the Banks under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.03.  Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than a failure to make a payment of principal of or interest on the Loans) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of a Default, the

Administrative Agent shall give prompt notice thereof to the Banks.  The Administrative Agent shall (subject to Section 9.08 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks.

Section 9.04.  Citibank and Affiliates.  With respect to its Commitment and the Loans made by it, Citibank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Banks.

Section 9.05.  Bank Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 5.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.06.  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is acceptable to the Borrower.  If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets of at least $1,000,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 9.07.  Joint Lead Arrangers and Bookrunners.  The Joint Lead Arrangers and Bookrunners named on the cover page of this Agreement, in their capacities as such, shall have no obligation, responsibility or required performance hereunder and shall not become liable in any manner to any party hereto in respect hereof.

Section 9.08.  INDEMNIFICATION.  THE ADMINISTRATIVE AGENT SHALL NOT BE REQUIRED TO TAKE ANY ACTION HEREUNDER OR TO PROSECUTE OR DEFEND ANY SUIT IN RESPECT OF THIS AGREEMENT OR THE NOTES, UNLESS INDEMNIFIED TO ITS SATISFACTION BY THE BANKS AGAINST LOSS, COST, LIABILITY AND EXPENSE.  IF ANY INDEMNITY FURNISHED TO THE ADMINISTRATIVE AGENT SHALL BECOME IMPAIRED, IT MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS GIVEN.  IN ADDITION, THE BANKS, JOINTLY AND SEVERALLY, AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWER OR THE GUARANTOR) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, AGREEMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THE CREDIT DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THE CREDIT DOCUMENTS, PROVIDED, THAT, NO BANK SHALL BE LIABLE TO THE ADMINISTRATIVE AGENT FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, AGREEMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH BANK EXPRESSLY AGREES TO INDEMNIFY THE ADMINISTRATIVE AGENT FROM ITS OWN NEGLIGENCE.  EACH BANK AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE CREDIT DOCUMENTS) TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER OR THE GUARANTOR.

ARTICLE X

MISCELLANEOUS

Section 10.01.  Amendments, Etc.  No amendment or waiver of any provision of any Credit Document, nor consent to any departure by the Borrower or the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) increase the Commitments of any of the Banks or subject any of the Banks to any additional obligations, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) take action which requires the signing of all the Banks pursuant to the terms of this Agreement, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Agreement or any other Credit Document, (f) release the Guarantor or otherwise change any obligation of the Guarantor to pay any amount payable by the Guarantor hereunder or (g) amend this Section 10.01; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under any Credit Document; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Guarantor in addition to any other party required above to take such action, affect the rights or duties of the Guarantor under any Credit Document.

Section 10.02.  Notices, Etc.

(a)           Subject to clauses (b) through (f) of this Section 10.02, all notices and other communications provided for hereunder shall be in writing (including telecopy or email communication) and mailed, telecopied or emailed or delivered, if to any Bank as specified on Schedule I hereto or specified pursuant to an Assignment, if to the Borrower or the Guarantor, as specified opposite its name on Schedule II hereto; or, as to the Borrower, the Guarantor or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower, the Guarantor and the Administrative Agent.  All such notices and communications shall, when mailed, telecopied or emailed, be effective when deposited in the mails, sent by telecopier to any party to the telecopier number as set forth herein or on Schedule I or Schedule II hereto (or other telecopy number specified by such party in a written notice to the other parties hereto), or sent by email to the addresses set forth herein or on Schedule I or Schedule II hereto, respectively, except that notices to the Administrative Agent pursuant to Article II shall not be effective until received by the Administrative Agent.

(b)           The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent.

(c)           The Borrower further agrees that the Administrative Agent may make the Communications available to the Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(d)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, AN WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e)           The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement.  Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of this Agreement.  Each Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(f)            Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to this Agreement in any other manner specified herein.

Section 10.03.  No Waiver; Remedies.  No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right under any Credit

Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law.

Section 10.04.  Costs, Expenses and Taxes.

(a)           The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of any Credit Document, including, without limitation, the reasonable fees and out-of-pocket expenses of Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Administrative Agent, and Hughes & Luce, L.L.P., special Texas counsel to the Administrative Agent, with respect to advising the Administrative Agent and (ii) all reasonable out-of-pocket costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of the Administrative Agent and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) against the Borrower or the Guarantor of any Credit Document.

(b)           EACH OF THE BORROWER AND THE GUARANTOR, JOINTLY AND SEVERALLY, AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, TO INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT AND EACH BANK AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL), FOR WHICH ANY OF THEM MAY BECOME LIABLE OR WHICH MAY BE INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR SUCH BANK OR ANY SUCH DIRECTOR, OFFICER, EMPLOYEE OR AGENT (OTHER THAN BY ANOTHER BANK OR ANY SUCCESSOR OR ASSIGN OF ANOTHER BANK OR BY THE BORROWER OR GUARANTOR), IN EACH CASE IN CONNECTION WITH OR ARISING OUT OF OR BY REASON OF ANY INVESTIGATION, LITIGATION, OR PROCEEDING, WHETHER OR NOT THE ADMINISTRATIVE AGENT OR SUCH BANK OR ANY SUCH DIRECTOR, OFFICER OR EMPLOYEE IS A PARTY THERETO, ARISING OUT OF, RELATED TO OR IN CONNECTION WITH ANY CREDIT DOCUMENT OR ANY TRANSACTION IN WHICH ANY PROCEEDS OF ALL OR ANY PART OF THE LOANS ARE APPLIED, OTHER THAN ANY SUCH CLAIM, DAMAGE, LIABILITY OR EXPENSE TO THE EXTENT ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF, OR VIOLATION OF ANY LAW OR REGULATION BY, ANY SUCH INDEMNIFIED PARTY.  NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 10.05.  Right of Set-off.  Upon (i) the occurrence and during the continuance of an Event of Default pursuant to Section 8.01(a) or (ii) the making of the request or the granting of the consent specified by Section 8.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 8.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or any affiliate of such Bank to or for the credit or the account of the Borrower or the Guarantor against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under the Credit Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Notes and although such obligations may be unmatured.  Each Bank agrees to notify the Borrower and the Guarantor promptly after such set-off and application made by such Bank; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 10.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

Section 10.06.  Bank Assignments and Participations.

(a)           Assignments.  Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Notes held by it) with the consent, not to be unreasonably withheld, of the Administrative Agent and the Borrower; provided, however, that (i) each such assignment of an assigning Bank’s Commitment shall be of a constant, and not a varying, percentage of all of such Bank’s rights and obligations under this Agreement in respect of such Commitment, (ii) the amount of the resulting Commitment and Loans of the assigning Bank (unless it is assigning all its Commitment) and the assignee Bank pursuant to each such assignment (determined as of the date of the Assignment with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register, an Assignment, together with the Note or Notes subject to such assignment and shall pay all legal and other expenses in respect of such assignment and (v) each Eligible Assignee not already a Bank hereunder shall pay to the Administrative Agent an assignment fee of $3,500 in connection with such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment, which effective date shall be at least three (3) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment, relinquish its rights and be released from its obligations to lend under this Agreement (and, in the case of an Assignment covering all or the remaining portion of such Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(b)           Terms of Assignments.  By executing and delivering an Assignment, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto the matters set forth in paragraphs 2 and 3 of such Assignment.

(c)           The Register.  The Administrative Agent shall maintain at its address referred to on Schedule I a copy of each Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time (the “Register”).  The entries in the

Register shall be conclusive and binding for all purposes, absent error, and the Borrower, the Guarantor, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower, the Guarantor or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d)           Procedures.  Upon its receipt of an Assignment executed by a Bank and an Eligible Assignee, together with the Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment has been completed and is in substantially the form of the attached Exhibit C, (i) accept such Assignment, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower and the Guarantor.  Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and, if such assigning Bank has retained any Commitment hereunder, a new Note to the order of such Bank in an amount equal to the Commitment retained by it hereunder.  Such Notes shall be dated the effective date of such Assignment and shall otherwise be in substantially the form of the attached Exhibit A.

(e)           Participations.  Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Guarantor, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and shall have no duties or responsibilities to the participant, (v) such Bank shall not require the participant’s consent to any matter under this Agreement, except for changes in the principal amount of such Bank’s Commitment, any Note payable to such Bank in which the participant has an interest, or the aggregate Commitments, reductions in fees or interest, the date any amount is due hereunder, or extending the Maturity Date, and (vi) such Bank shall give prompt notice to the Borrower of each such participation sold by such Bank.  No participants shall have any rights under any provisions of any of the Credit Documents.

(f)            Permitted Assignments.  Notwithstanding any other provision set forth in this Agreement, any Bank may assign all or any portion of its rights under this Agreement (including, without limitation, rights to payments of principal and/or interest under any Notes held by it) to any subsidiary of such Bank or to any Federal Reserve Bank, without notice to or consent from the Borrower or the Administrative Agent; provided, however, that such Bank shall not be released from any of its obligations hereunder as a result of such assignment.

Section 10.07.  Governing Law.  This Agreement, the Notes and the other Credit Documents shall be governed by, and construed in accordance with, the laws of the State of Texas.

Section 10.08.  Interest.

(a)           It is the intention of the parties hereto that the Administrative Agent and each Bank shall conform strictly to Applicable Usury Laws from time to time in effect.  Accordingly, if the transactions with the Administrative Agent or any Bank contemplated hereby would be usurious under Applicable Usury Law, then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes, or any other agreement entered into in connection with or as security for this Agreement or the Notes, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under Applicable Usury Law that is contracted for, taken, reserved, charged or received by the Administrative Agent or such Bank, as the case may be, under this Agreement, the Notes, or under any other agreement entered into in connection with or as security for this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such Applicable Usury Law and any excess shall be canceled automatically and, if theretofore paid, shall at the option of the Administrative Agent or such Bank, as the case may be, be credited by the Administrative Agent or such Bank, as the case may be, on the principal amount of the obligations owed to the Administrative Agent or such Bank, as the case may be, by the Borrower or refunded by the Administrative Agent or such Bank, as the case may be, to the Borrower, and (ii) in the event that the maturity of any Note or other obligation payable to the Administrative Agent or such Bank, as the case may be, is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under Applicable Usury Law, may never include more than the maximum amount allowed by such Applicable Usury Law and excess interest, if any to the Administrative Agent or such Bank, as the case may be, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of the Administrative Agent or such Bank, as the case may be, be credited by the Administrative Agent or such Bank, as the case may be, on the principal amount of the obligations owed to the Administrative Agent or such Bank, as the case may be, by the Borrower or refunded by the Administrative Agent or such Bank, as the case may be, to the Borrower.

(b)           In the event that at any time the rate of interest applicable to any Loan made by any Bank would exceed the Maximum Rate, thereby causing the interest payable under this Agreement or the Notes to be limited to the Maximum Rate, then any subsequent reductions in the applicable rate of interest hereunder or under the Notes shall not reduce the rate of interest charged hereunder or under the Notes below the Maximum Rate until the total amount of interest accrued under this Agreement and the Notes from and after the date hereof equals the amount of interest that would have accrued hereon or thereon if the rates of interest otherwise applicable to this Agreement and the Notes (without limitation by the Maximum Rate) had at all times been in effect.  In the event that upon the final payment of the Loans made by any Bank and termination of the Commitment of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Loans pursuant to Section 2.09(a), (b) and (c) had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by Applicable Usury Law, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have accrued on such Loans if the Maximum Rate had at all times been in effect or (ii) the amount of interest rates applicable to such Loans pursuant to Section 2.09(a), (b) and (c) had at all times been in effect over (b) the amount of interest otherwise accrued on such Loans in accordance with this Agreement.

(c)           The maximum non-usurious rate of interest shall be determined by utilizing the applicable weekly ceiling from time to time in effect pursuant to Chapter 303 of the Texas Finance Code.  Pursuant to Section 346.004 of the Texas Finance Code, the parties hereto agree that in no event will the provisions of Chapter 346 of the Texas Finance Code be applicable to the transactions contemplated by the Credit Documents.

Section 10.09.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.10.  Survival of Agreements, Representations and Warranties, Etc.  All warranties, representations and covenants made by the Borrower or the Guarantor or any officer of the Borrower or the Guarantor herein or in any certificate or other document delivered in connection with this Agreement shall be considered to have been relied upon by the Banks and shall survive the issuance and delivery of the Notes and the making of the Loans regardless of any investigation.  The indemnities and other obligations of the Borrower contained in this Agreement, and the indemnities by the Banks in favor of the Agent and its officers, directors, employees and agents, will survive the repayment of the Loans and the termination of this Agreement.

Section 10.11.  The Borrower’s Right to Apply Deposits.  In the event that any Bank is placed in receivership or enters a similar proceeding, the Borrower may, to the full extent permitted by law, make any payment due to such Bank hereunder, to the extent of finally collected unrestricted deposits of the Borrower in U.S. Dollars held by such Bank, by giving notice to the Administrative Agent and such Bank directing such Bank to apply such deposits to such indebtedness.  If the amount of such deposits is insufficient to pay such indebtedness then due and owing in full, the Borrower shall pay the balance of such insufficiency in accordance with this Agreement.

Section 10.12.  Confidentiality.  Each Bank and the Administrative Agent agree that they will not disclose without the prior consent of the Borrower and the Guarantor (other than to employees, auditors, accountants, counsel or other professional advisors of the Agent or any Bank who have a contractual, fiduciary or professional duty to maintain the confidentiality of the information) any information with respect to the Borrower or the Guarantor or their Subsidiaries which is furnished pursuant to this Agreement and which is not disclosed in an SEC Filing, a report to shareholders, a press release, or has otherwise become generally available to the public otherwise than through a breach hereof (the “Confidential Information”), provided, that, any Bank may disclose any such Confidential Information (a) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or submitted to or required by the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States of America or elsewhere) or their successors, (b) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (c) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (d) to an Eligible Assignee, but not to a prospective participant, in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank, provided, that, such Eligible Assignee executes an agreement with the Borrower and the Guarantor agreeing to comply with the provisions contained in this Section 10.12.  In the event that the Administrative Agent or any Bank becomes legally compelled or otherwise obligated to disclose any of the Confidential Information and unless otherwise prohibited by applicable banking laws or regulations, such Person will promptly, after obtaining knowledge of its obligation to disclose such information, provide the Borrower with notice so that the Borrower may seek a protective order or other appropriate remedy or waive compliance with this Section.  In the event such protective order or other remedy is not obtained, such Person will furnish only that portion of the Confidential Information which it is advised by legal counsel is legally required and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.  In the event that compliance with this Section is waived by the Borrower, such Person may disclose any and all information at issue without liability to the Borrower, the Guarantor or any other Person.

Section 10.13.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantor, the Administrative Agent, each Bank and their respective successors and assigns, except that the Borrower and the Guarantor shall not have the right to assign any of their respective rights hereunder or any interest herein without the prior written consent of the Banks.

Section 10.14.  ENTIRE AGREEMENT.  PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT.  THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  IN CASE OF A CONFLICT BETWEEN THE COMMITMENT LETTER DATED AS OF AUGUST 25, 2006 BETWEEN EACH OF THE JOINT LEAD ARRANGERS AND BOOKRUNNERS NAMED ON THE COVER PAGE OF THIS AGREEMENT, JPMCB AND THE BORROWER, AND THIS AGREEMENT, THIS AGREEMENT SHALL CONTROL.

Section 10.15.  USA PATRIOT ACT.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BRINKER INTERNATIONAL, INC.

By:	/s/ Charles M. Sonsteby
Name: Charles M. Sonsteby
Title: Executive Vice President and
Chief Financial Officer

GUARANTOR:

BRINKER RESTAURANT CORPORATION

By:	/s/ Roger F. Thomson
Name: Roger F. Thomson
Title: President and Secretary

ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:	/s/ Kevin A. Ege
Name: Kevin A. Ege
Title: Vice President

Commitment:	BANKS:

$240,000,000.00	CITIBANK, N.A.

	By:	/s/ Kevin A. Ege
Name: Kevin A. Ege
Title: Vice President

$160,000,000.00	JPMORGAN CHASE BANK, N.A.

	By:	/s/ D. Scott Harvey
Name: D. Scott Harvey
Title: Vice President

Total Commitments:
$400,000,000.00

EXHIBIT A
FORM OF NOTE

U.S. $	Dated: [ ], 2006

FOR VALUE RECEIVED, the undersigned, Brinker International, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                        (the “Bank”), for the account of its Applicable Lending Office (as defined in the Bridge Loan Agreement referred to below) or any other office designated by the Bank, the principal amount of $                         on the Maturity Date as defined in said Bridge Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Bridge Loan Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Administrative Agent, at 2 Penns Way, Suite 200, New Castle, DE  19720, in same day funds.

This Promissory Note is one of the Notes referred to in, and is subject to and entitled to the benefits of, the Bridge Loan Agreement dated as of August 28, 2006 (as it may be amended from time to time in accordance with its terms, the “Bridge Loan Agreement”), among the Borrower, Brinker Restaurant Corporation, a Delaware corporation, as Guarantor, the Bank and certain other banks parties thereto (collectively, the “Banks”) and Citibank, N.A., as Administrative Agent for the Banks.  The Bridge Loan Agreement, among other things, provides for the making of loans by the Bank to the Borrower from time to time and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  Capitalized terms used herein which are not defined herein and are defined in the Bridge Loan Agreement are used herein as therein defined.

The Borrower hereby waives presentment for payment, notice of nonpayment, demand, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration and any other notice of any kind, except as provided in the Bridge Loan Agreement.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of Texas.

BRINKER INTERNATIONAL, INC.
By:
Name:
Title:

A-1

EXHIBIT B
FORM OF NOTICE OF BORROWING

[Date]

Citibank, N.A., as Administrative Agent

for the Banks parties

to the Bridge Loan Agreement

referred to below

Two Penns Way, Suite 200

New Castle, Delaware  19720

Attention:              Mr. Kwasi Bame

Telephone:            (302) 894-6073

Telecopy:              (212) 994-0975

Ladies and Gentlemen:

The undersigned, Brinker International, Inc., a Delaware corporation (the “Borrower”), refers to the Bridge Loan Agreement, dated as of August 28, 2006 (as amended from time to time in accordance with its terms, the “Bridge Loan Agreement”; capitalized terms defined therein and not defined herein being used herein as therein defined), among the undersigned, Brinker Restaurant Corporation, a Delaware corporation, as Guarantor, certain Banks parties thereto, and Citibank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably pursuant to Section 2.02 of the Bridge Loan Agreement, that the undersigned hereby requests a Borrowing under the Bridge Loan Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02 of the Bridge Loan Agreement:

(A)	Borrowing Date (which is a Business Day during the Drawdown Period)
(B)	Aggregate Principal Amount of Borrowing(1)
(C)	Type of Loan(2)
(D)	Initial Interest Period and the last day thereof(3)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a)           the representations and warranties contained in Article V of the Bridge Loan Agreement, other than representations and warranties contained in 5.04(b) and Section 5.05, are correct in all material respects on and as of the date of the Proposed Borrowing, before and after

B-1

giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b)           no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Default; and

(c)           after giving effect to the Proposed Borrowing and all other Borrowings which have been requested on or prior to the date of the Proposed Borrowing but which have not been made prior to such date, the aggregate principal amount of all Borrowings will not exceed the aggregate of the Total Commitment.

Very truly yours,

BRINKER INTERNATIONAL, INC.

By:
Name:
Title:

(1)                                  Not less than $10,000,000 or greater than the unused Total Commitment and in integral multiples of $1,000,000.

(2)                                  Eurodollar Rate Loan or Base Rate Loan.

(3)                                  Which shall have a duration (i) in the case of a Eurodollar Rate Loan, of one (1), two (2) or three (3) months and (ii) in the case of a Base Rate Loan, of up to ninety (90) days, and which, in any case, shall end not later than the Maturity Date.

B-2

EXHIBIT C

FORM OF ASSIGNMENT

Dated                                 ,

Reference is made to the Bridge Loan Agreement, dated as of August 28, 2006 (as the same may be amended or modified from time to time, the “Bridge Loan Agreement”) among Brinker International, Inc., a Delaware corporation (the “Borrower”), Brinker Restaurant Corporation, a Delaware corporation (the “Guarantor”), the Banks named therein, and Citibank, N.A., as Administrative Agent for the Banks.  Capitalized terms not otherwise defined in this Assignment (this “Assignment”) shall have the meanings assigned to them in the Bridge Loan Agreement.

Pursuant to the terms of the Bridge Loan Agreement,                      wishes to assign and delegate         % of its rights and obligations under the Bridge Loan Agreement in connection with its Commitment and its outstanding Loans and Note. Therefore,                            (the “Assignor”),                              (the “Assignee”), and the Administrative Agent agree as follows:

1.             The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (a), (b), and (c) of Section 2 hereof, [(a)] a         %(1) interest in and to all of the Assignor’s rights and obligations under the Bridge Loan Agreement in connection with its Commitment, its outstanding Loans and its Notes.

2.             The Assignor (a) represents and warrants that, prior to executing this Assignment (i) its Commitment (without giving effect to assignments thereof which have not yet become effective) is $              [,][and] (ii) the aggregate outstanding principal amount of Loans (without giving effect to assignments thereof which have not yet become effective) owed to it by the Borrower is $            ; (b) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Bridge Loan Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Bridge Loan Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantor or the performance or observance by the Borrower or the Guarantor of any of their respective obligations under the Bridge Loan Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; and (e) attaches the Note(s) referred to in Section 1 above and requests that the Administrative Agent [(i)] exchange such Note for [a] new Note dated                       ,          in the principal amount of $                     payable to the order of the Assignee[, and a new Note dated                       ,          in the principal amount of $              payable to the order of Assignor].

3.             The Assignee (a) confirms that it has received a copy of the Bridge Loan Agreement, together with copies of the financial statements referred to in Section 5.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Bridge Loan Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Bridge Loan Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Bridge Loan Agreement are required to be performed by it as a Bank; (e) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; (f) attaches the forms prescribed by the Internal Revenue Service of the United States of America certifying as to the Assignee’s status for purposes of determining exemption from United States of America withholding taxes with respect to all payments to be made to the Assignee under the Bridge Loan Agreement and its Note(s) or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty(2), (g) represents that it is an Eligible Assignee, and (h) agrees that it will keep confidential all information with respect to the Borrower furnished to it by Borrower or the Assignor (other than information generally available to the public or otherwise available to the Assignor on a non-confidential basis) as provided in Section 10.12 of the Bridge Loan Agreement.

4.             The effective date for this Assignment shall be                  (the “Effective Date”)(3) and following the execution of this Assignment, the Administrative Agent will record it.

5.             Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Bridge Loan Agreement for all purposes, and, to the extent provided in this Assignment, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights (other than rights against the Borrower pursuant to Section 10.04 of the Bridge Loan Agreement, which shall survive this assignment) and be released from its obligations under the Bridge Loan Agreement.

6.             Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Bridge Loan Agreement and the Note(s) in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, and fees) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Bridge Loan Agreement and the Note(s) for periods prior to the Effective Date directly between themselves.

7.             This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

The parties hereto have caused this Assignment to be duly executed as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Address:

Attention:
Telecopy:
Telephone:

[ASSIGNEE]

Domestic Lending Office:
[ASSIGNOR]
By:
Name:
Title:
Address:

Attention:
Telecopy:
Telephone:

Eurodollar Lending Office:
By:
Name:
Title:
Address:

Attention:
Telecopy:
Telephone:

CITIBANK, N.A., as Administrative Agent for itself and the Banks
By:
Name:
Title:
Address:

Attention:
Telecopy:
Telephone:

(1)                                  Specify percentage in no more than 4 decimal points.

(2)                                  If the Assignee is organized under the laws of a jurisdiction outside the United States of America.

(3)                                  See Section 10.06(a) of the Bridge Loan Agreement.  Such date shall be at least three (3) Business Days after the execution of this Assignment.

EXHIBIT D
FORM OF LEGAL OPINION OF BORROWER’S AND GUARANTOR’S COUNSEL

[                    , 2006]

To each of the Banks parties to the
Bridge Loan Agreement herein described
and to Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(a)(iv) of the $400,000,000 Bridge Loan Agreement, dated as of August 28, 2006 (the “Bridge Loan Agreement”), among Brinker International, Inc., a Delaware corporation, as borrower (the “Borrower”); Brinker Restaurant Corporation, a Delaware corporation, as guarantor (the “Guarantor”); the banks party thereto (the “Banks”); and Citibank, N.A., as Administrative Agent for such Banks (in such capacity, the “Administrative Agent”).  Capitalized terms defined in the Bridge Loan Agreement are used herein with the same meaning unless otherwise defined herein.

DOCUMENTS EXAMINED

In our capacity as special counsel for the Borrower and the Guarantor, we have examined the originals, copies or forms, certified or otherwise identified to our satisfaction, of the following documents (the “Documents”):

(i)            The Bridge Loan Agreement;

(ii)           Certificate of Incorporation of the Borrower as filed with the Secretary of State of Delaware on September 30, 1983 and all amendments thereto through the date hereof (the “Borrower Certificate of Incorporation”);

(iii)          Certificate of Incorporation of the Guarantor as filed with the Secretary of State of Delaware on June 19, 1990 and all amendments thereto through the date hereof (the “Guarantor Certificate of Incorporation”);

(iv)          Bylaws of the Borrower (the “Borrower Bylaws”); and

(v)           Bylaws of the Guarantor (the “Guarantor Bylaws”).

In addition, we have examined and relied upon such certificates of public officials and other certificates, opinions and instruments as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. As to matters of fact material to our opinion, we have, when relevant facts were not independently established, relied upon certificates of representatives of the Borrower and the Guarantor and upon representations and warranties set forth in the Bridge Loan Agreement, and have not conducted any special inquiry or investigation in respect of such matters.

As used herein, (i) “Disclosed” means disclosed in or contemplated by the Bridge Loan Agreement or any SEC Filing and (ii) “Knowledge” means the current, actual knowledge of the attorneys of this firm who are involved in the representation of the Borrower and the Guarantor in connection with the transactions contemplated by the Bridge Loan Agreement, without any independent investigation.

ASSUMPTIONS

In rendering this opinion, we have assumed, with your consent and without any independent investigation, all of the following:

(A)          the genuineness of all signatures (other than those of the officers of the Borrower and the Guarantor who executed the Bridge Loan Agreement and the Notes), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted as certified, conformed or photostatic copies;

(B)           that each of the parties to the Documents other than the Borrower and the Guarantor (the “Other Parties”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has full power and authority to execute, deliver and perform its obligations under each of the Documents to which it is a party, that each of the Documents has been duly authorized, executed and delivered by each of the parties thereto, that each of the Documents constitutes a valid and legally binding obligation of each of the Other Parties thereto and is enforceable against the Other Parties in accordance with its terms that each of the Other Parties has fulfilled and complied with its obligations under the Documents to the extent required thereunder to date, and that the Borrower and the Guarantor have received or will concurrently herewith receive the consideration provided in the Documents to be received at or prior to the date hereof;

(C)           that all of the Documents will be performed strictly in accordance with the terms thereof; and

(D)          that the representations and warranties as to factual matters contained in the Documents are true and correct.

OPINION

Based upon the foregoing and having due regard for the legal considerations we deem relevant, and subject to the further qualifications and limitations hereinafter set forth, we are of the opinion that:

1.             Each of the Borrower and the Guarantor is a corporation duly incorporated, validly existing and in good standing under the Delaware General Corporation Law, as amended (the “DGCL”), and has the corporate power and authority under the DGCL to enter into and perform the Bridge Loan Agreement and the Notes.

2.             The Bridge Loan Agreement has been duly and validly authorized, executed and delivered by the Borrower, and constitutes and each Note when duly executed and delivered for value in accordance with the Bridge Loan Agreement will constitute, a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, in each case except as enforcement of the Bridge Loan Agreement or the Notes may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

3.             The Bridge Loan Agreement has been duly and validly authorized, executed and delivered by the Guarantor, and constitutes a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4.             Neither the execution and delivery of the Bridge Loan Agreement or the Notes or the consummation of the transactions contemplated therein will violate any provision of the Borrower Certificate of Incorporation, the Guarantor Certificate of Incorporation, the Borrower Bylaws or the Guarantor Bylaws, or to our Knowledge, conflict with or violate any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to the Borrower or the Guarantor.

5.             To our Knowledge and except as Disclosed, there are  no actions, suits, proceedings or claims or investigations pending or threatened against or affecting the Borrower or the Guarantor or any of their respective properties before any court, governmental agency or regulatory authority which would (i) have a Material Adverse Effect or (ii) impair the ability of the Borrower or the Guarantor to perform their obligations under the Bridge Loan Agreement or the Notes.

6.             Neither the Borrower nor the Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

FURTHER QUALIFICATIONS AND LIMITATIONS

The opinions expressed above are expressly subject to the following qualifications and limitations:

(a)           We express no opinion as to (i) the specific remedy that any court or other authority or body might grant in connection with the enforcement of rights under any of the

Documents, as to the availability of equitable remedies, as such, in connection with the enforcement of such rights, or as to the effects of the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity), (ii) the application of any securities laws to any of the transactions contemplated by any of the Documents, or (iii) the effect of any environmental, antitrust or tax laws of the United States of America or of the State of Texas.

(b)           We express no opinion as to the validity or enforceability of (i) any provisions purporting to entitle a party to indemnification or release from liability in respect of any matters arising in whole or in part by reason of any illegal, wrongful, knowing or negligent act or omission of such party, (ii) any provisions that purport to restrict access to or waive remedies or defenses, to waive any rights to notices or to establish evidentiary standards, (iii) any provisions relating to liquidated damages, waivers, releases, suretyship defenses, delays or omissions of enforcement of rights or remedies, severability, consent judgments or summary proceedings, (iv) any provisions purporting to irrevocably appoint attorneys-in-fact or other agents, (v) any provisions purporting to restrict or limit transfer, alienation or encumbering of property, (vi) any provisions that relate to submissions to jurisdiction, waivers or ratifications of future acts, the rights of, third parties or transferability of assets which by their nature are nontransferable, (vii) provisions that contain any agreement to agree, or (viii) provisions that purport to negate or control over present or future laws which are contrary to such provisions.

(c)           To the extent that the opinions given in Sections 2, 3 and 4 constitute opinions with respect to laws relating to usury, such opinions are expressly limited to the opinion that the Bridge Loan Agreement and the Notes do not require the payment of interest at a rate which is usurious.  In rendering such opinion, we have relied upon and assumed the applicability of Chapter 303 of the Texas Finance Code, as currently in effect, and have assumed that (i) there are no fees, points or other charges or forms of compensation to Administrative Agent or any Bank in respect of the Bridge Loan Agreement or the issuance of the Notes or any commitment to pay any such charges or other forms of compensation, other than those specifically disclosed in the Bridge Loan Agreement, (ii) all fees and charges provided for in the Bridge Loan Agreement and the Notes to be paid by Borrower or Guarantor to Administrative Agent or any Bank constitute bona fide commitment fees and not interest, (iii) all charges for reimbursement of services paid to third parties will be for actual out-of-pocket expenses paid to third parties for services actually rendered by such parties, (iv) Administrative Agent, the Banks, Borrower and Guarantor will comply with the “usury savings clause” and other provisions of the Bridge Loan Agreement to the effect that the Borrower and the Guarantor will never be required to pay interest (including all compensation that constitutes interest under applicable law) on the Notes or otherwise in respect of the Bridge Loan Agreement in excess of the maximum rate or amount of interest that may lawfully be contracted for, charged or collected thereon or in connection therewith under applicable Texas law (collectively, the “Savings Clauses”), and (v) in complying with the provisions of the Saving Clauses, Administrative Agent and such Bank will give due consideration to all fees, charges or other compensation which under applicable Texas law may be or is deemed to be interest.

(d)           We are members of the Bar of the State of Texas. This opinion relates only to the laws of the State of Texas and the DGCL as currently in effect, and we express no opinion with regard to any matters that may be governed or affected by any other laws.

(e)           This opinion is limited solely to the matters stated herein and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.

The opinions expressed herein are solely for the benefit of you and your counsel in connection with the transactions contemplated by the Bridge Loan Agreement and may not be used or relied upon by any other person or entity or for any other purpose whatsoever.  The opinions expressed herein are as of the date first set forth above, and we do not assume or undertake any responsibility or obligation to supplement or to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the laws which may hereafter occur.

Very truly yours,

EXHIBIT E
FORM OF LEGAL OPINION OF SPECIAL COUNSEL TO
ADMINISTRATIVE AGENT

[                    , 2006]

To each of the Banks parties to

the Bridge Loan Agreement herein described and to

Citibank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

We have acted as special counsel to Citibank, N.A., acting for itself and as Administrative Agent in connection with the preparation, execution and delivery of that certain Bridge Loan Agreement, dated as of August 28, 2006 (the “Bridge Loan Agreement”), among Brinker International, Inc., a Delaware corporation, as borrower (the “Borrower”), Brinker Restaurant Corporation, a Delaware corporation, as guarantor (the “Guarantor”), Citibank, N.A., as Administrative Agent (the “Administrative Agent”) and each of you (the “Banks”).  Terms defined in the Bridge Loan Agreement are used herein as therein defined.

In that connection, we have examined the following documents:

(1)           counterparts of the Bridge Loan Agreement, executed by the Borrower, the Guarantor, the Banks, and the Administrative Agent, respectively; and

(2)           the opinion dated as of the date hereof of Jackson Walker L.L.P. for each of the Borrower and the Guarantor (the “Opinion”).

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures and the conformity to the originals of all such documents submitted to us as copies.  We have also assumed that each of the Borrower, the Guarantor, the Banks, and the Administrative Agent has duly executed and delivered, with all necessary power and authority (corporate and otherwise), the Bridge Loan Agreement.  We have also assumed that no Bank has requested that the Opinion required by Section 3.01(a)(iv) of the Bridge Loan Agreement contain any other matters not contained in the form of opinion set forth as Exhibit D to the Bridge Loan Agreement.

Based upon the foregoing examination of documents and assumptions and upon such other investigation as we have deemed necessary, we are of the opinion that the Opinion is substantially responsive to the requirements of the Bridge Loan Agreement.

E-1

This opinion is solely for the benefit of the Banks, the Administrative Agent, their respective successors, assigns, participants and other transferees and may be relied upon only by such Persons.

Very truly yours.
HUGHES & LUCE L.L.P.

E-2

EXHIBIT F
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 2.17(e) of the Bridge Loan Agreement, dated as of August 28, 2006 (the “Bridge Loan Agreement”) among BRINKER INTERNATIONAL, INC. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto and CITIBANK, N.A., as Administrative Agent (the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Bridge Loan Agreement shall have the same respective meanings when set forth therein.

The undersigned hereby represents and warrants to the Administrative Agent and the Borrower that:

1.  the undersigned is the sole record and beneficial owner of the Loans or the transactions evidenced by the Note(s) registered in its name in respect of which it is providing this certificate;

2.  the undersigned is not a bank (within the meaning of Section 881(c)(3)(A) of the Code) and, in this regard, further represents and warrants that:

(a)  the undersigned is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)  the undersigned has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.  the undersigned is not a 10-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower;

4.  the income from the Note(s) held by the undersigned is not effectively connected with the conduct of a trade or business with the United States; and

5.  the undersigned is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the Borrower.

The undersigned has furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall so inform the Administrative Agent and the Borrower in writing within thirty days of such change and (b) the undersigned shall furnish to the Administrative Agent and the Borrower a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned under the Bridge Loan Agreement, or in either of the two calendar years preceding such payment.

F-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of                      , 200    .

[NAME OF BANK]

By:
Name:
Title:

F-2

SCHEDULE I
BANK AND ADMINISTRATIVE AGENT ADDRESSES

ADMINISTRATIVE AGENT:

CITIBANK, N.A.

Two Penns Way, Suite 200

New Castle, Delaware  19720

Attn:       Mr. Kwasi Bame

Telephone:            (302) 894-6073

Telecopy:              (212) 994-0975

I-1

BANKS:

CITIBANK, N.A.

Two Penns Way, Suite 200

New Castle, Delaware  19720

Attn:       Mr. Kwasi Bame

Telephone:            (302) 894-6073

Telecopy:              (212) 994-0975

JPMORGAN CHASE BANK, N.A.

1111 Fannin, Floor 9

Houston, TX  77002-6925

Attn:  Ms. Talitha Humes

Mail Code:  TX2-F333

Telephone:            713 427-6190

Telecopy:              713 750-2782

I-2

SCHEDULE II
BORROWER AND GUARANTOR ADDRESSES

BORROWER:

BRINKER INTERNATIONAL, INC.

6820 LBJ Freeway

Dallas, Texas  75240

Attn:       General Counsel

Telephone:            972/980-9917

Telecopy:              972/770-9465

Copy to:  Vice President of Investor Relations and Treasurer

Telephone:            972/770-7228

Telecopy:              972/770-8815

GUARANTOR:

BRINKER RESTAURANT CORPORATION

6820 LBJ Freeway

Dallas, Texas  75240

Attn:       General Counsel

Telephone:            972/980-9917

Telecopy:              972/770-9465

Copy to:  Vice President of Investor Relations and Treasurer

Telephone:            972/770-7228

Telecopy:              972/770-8815

II-1

SCHEDULE III

PERMITTED LIENS

Subsidiary	Amount	Description	Maturity
Brinker New England I, LLC, Brinker New England II, LLC, Brinker Massachusetts Corporation, Brinker Connecticut Corporation, Brinker Rhode Island Inc, & Brinker Restaurant Corporation	$10,799,000	Mortgage Notes	Various dates through March 2020

Brinker Restaurant Corporation	$49,703,000	Capital Lease Obligations	Various dates through March 2020

III-1

SCHEDULE IV

AGREEMENTS RESTRICTING DIVIDENDS AND CERTAIN TRANSFERS

1.   $300 Million Revolving Loan Agreement dated October 6, 2004.

IV-1

SCHEDULE V

GAAP EXCEPTIONS

None.

V-1

SCHEDULE VI

INVESTMENTS

Company	Amount	Description
Strang Corporation	$1,302,034	Loan associated with sale of restaurants

VI-1

SCHEDULE VII

PERMITTED DEBT

Description	Amount
5.75% Notes	$300,000,000
Committed Credit Facilities	$300,000,000
Committed Credit Facilities	£5,000,000
Uncommitted Credit Facilities	$400,000,000
Capital Lease Obligations	$49,703,000
Mortgage Loan Obligations	$10,799,000